Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

FREEDOM ACQUISITION I CORP.,

JUPITER MERGER SUB I CORP.,

JUPITER MERGER SUB II LLC,

COMPLETE SOLAR HOLDING CORPORATION,

AND

THE SOLARIA CORPORATION

dated as of October 3, 2022

i

(continued)

ii

(continued)

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of October 3, 2022 (this “Agreement”), is made and entered into by and among Freedom Acquisition I Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Jupiter Merger Sub I Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“First Merger Sub”), Jupiter Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror (“Second Merger Sub”), Complete Solar Holding Corporation, a Delaware corporation (the “Company”), and The Solaria Corporation, a Delaware corporation (“Solaria”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to or on the date hereof, the Company has entered into that certain Agreement and Plan of Merger with Complete Solar Midco, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Solaria (“Midco”), Complete Solar Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Midco, Solaria, and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of the Company’s stockholders (such agreement, the “Required Transaction Merger Agreement”, and such transactions, the “Required Transaction”);

WHEREAS, at least one day prior to the First Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws (in substantially the forms attached as Exhibits A and B hereto, respectively, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); and (ii) each then issued and outstanding Acquiror Class B Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Acquiror (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Initial Surviving Corporation”), (ii) immediately thereafter and as part of the same overall transaction, the Initial Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”) and Acquiror will change its name to “Complete Solaria, Inc.”, and (iii) immediately after the consummation of the Second Merger and as part of the same overall transaction, Solaria will merge with and into a newly formed Delaware limited liability company and wholly owned subsidiary of Acquiror (such subsidiary, “Third Merger Sub”, and such merger, the “Additional Merger”, and together with the First Merger and the Second Merger, the “Mergers”), with Third Merger Sub being the surviving entity of the Additional Merger;

WHEREAS, upon the First Effective Time, all shares of the Company Capital Stock (as defined below), Company Options (as defined below) and Company Stock Warrants (as defined below) will be converted into the right to receive the Aggregate Merger Consideration as set forth in this Agreement;

WHEREAS, each of the parties hereto intends that, for United States federal (and applicable state and local) income tax purposes, (i) the Mergers be treated as a single integrated transaction pursuant to Rev. Rul. 2001-46, 2001-2 C.B. 321, (ii) each of the Domestication and the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and (iii) this Agreement constitutes and is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the Board of Directors of Solaria has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for Solaria to enter into this Agreement and the other documents contemplated hereby;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (to the extent each such holder is an officer, director or holder of more than 5% of any class of the Company’s voting securities and excluding CRSEF Solis Holdings, L.L.C. and any applicable Affiliates thereof (collectively, “Carlyle”)) have each executed and delivered to Acquiror a Company Stockholder Support Agreement (as defined below) pursuant to which such Requisite Company Stockholders have agreed to, among other things, vote (pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement (as defined below) shall have been declared effective and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, and as promptly as practicable after the execution and delivery of this Agreement, Carlyle shall join and become a party to the Company Stockholder Support Agreement by executing and delivering to Acquiror a joinder to the Company Stockholder Support Agreement pursuant to which Carlyle shall become bound by all covenants, agreements, representations, warranties and acknowledgments applicable to, and perform all obligations and duties required of, the Requisite Company Stockholders under the Company Stockholder Support Agreement (the “Company Stockholder Support Agreement Joinder”);

WHEREAS, each of the Acquiror Special Committee (as defined below), the Board of Directors of First Merger Sub and the Board of Managers of Second Merger Sub has (i) determined that it is in the best interests of and advisable for Acquiror, First Merger Sub and Second Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders, the sole shareholder of First Merger Sub and the sole member of Second Merger Sub, as applicable;

WHEREAS, Acquiror, as sole shareholder of First Merger Sub and the sole member of Second Merger Sub has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its eligible (as determined in accordance with the Acquiror’s Governing Documents (as defined below)) shareholders to have their outstanding Acquiror Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, the Company entered into subscription agreements (the “Pre-Signing Company Subscription Agreements”) with certain investors (the “Pre-Signing Company Investors”) pursuant to which, and on the terms and subject to the conditions of which, the Pre-Signing Company Investors agreed to purchase convertible notes from the Company (the “Pre-Signing Company Convertible Notes”) for an aggregate purchase price equal to $7,000,000, such purchases to be consummated within three (3) Business Days following the date hereof;

WHEREAS, on or following the date hereof, the Company may enter into additional subscription agreements on terms substantially similar to, or no less favorable in all material respects to the Company than, the Pre-Signing Company Subscription Agreements (the “Post-Signing Company Subscription Agreements”) with certain investors (the “Post-Signing Company Investors”) pursuant to which, and on the terms and subject to the conditions of which, the Company Investors agree to purchase convertible notes from the Company (the “Post-Signing Company Convertible Notes”) for an aggregate purchase price of up to (i) $23,000,000 and (ii) following the closing of the Required Transaction, an amount equal to approximately $6,723,179 (the “Rollover Amount”), such purchases to be consummated as promptly as practicable following the execution of the Post-Signing Company Subscription Agreements;

WHEREAS, at the Closing, Acquiror, the Company, the Sponsor and certain of the Company’s stockholders, and their respective Affiliates, as applicable, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

WHEREAS, at the Closing, Acquiror and each of the Key Holders (as defined below) shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, First Merger Sub, Second Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror Class A Ordinary Shares” means prior to the Domestication, the Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Shares” means prior to the Domestication, the Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares, and (b) from and following the Domestication, Domesticated Acquiror Common Stock.

“Acquiror Ordinary Shares” means the Acquiror Class A Ordinary Shares and the Acquiror Class B Ordinary Shares.

“Acquiror Share Redemption” means the valid election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to redeem all or a portion of the Acquiror Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with obtaining the Acquiror Shareholder Approval.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror or the Acquiror Special Committee and held for such purpose, (ii) those Transaction Proposals identified in clauses (D), (E), (F), (H), (I) and (J), of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Ordinary Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror or the Acquiror Special Committee and held for such purpose, and (iii) the Transaction Proposal identified in clause (G) of Section 8.2(b) by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Class B Ordinary Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror or the Acquiror Special Committee and held for such purpose.

“Acquiror Shareholder Non-Redemption Agreements” means those certain Non-Redemption Agreements, in a form reasonably acceptable to the Company, by and among each of the Requisite Acquiror Shareholders, Acquiror and the Company, as amended or modified from time to time.

“Acquiror Shareholders” means the shareholders of Acquiror as of the applicable time.

“Acquiror Special Committee” means a special committee formed by the Board of Directors of Acquiror with the authority to approve and adopt this Agreement and the transactions contemplated thereby.

“Acquiror Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of Acquiror or Acquiror’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement, the Ancillary Agreements or otherwise in connection with the transactions contemplated hereby or thereby, any Additional Transaction, the Pre-Signing Company Investment (except for legal or other advisory fees incurred by the Company or Solaria), the Post-Signing Company Investment (except for legal or other advisory fees incurred by the Company or Solaria), including: (i) deferred underwriting commissions disclosed in any Acquiror SEC Filings, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, Continental and the transfer or exchange agent, as applicable, and other customary professional fees (including proxy solicitors, financial printers, consultants and administrative service providers), (iii) costs and expenses related to (x) liability insurance policies in respect of directors, officers and other representatives of Acquiror or (y) the preparation, filing and distribution of the Proxy Statement/Registration Statement and other Acquiror SEC Filings, (iv) amounts outstanding under Working Capital Loans or pursuant to that certain Administrative Services Agreement, dated February 25, 2021, between the Company and Freedom Acquisition I LLC, (v) filing fees paid or payable by or on behalf of Acquiror or any of its Affiliates to Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby or (vi) an amount equal to any loan or other indebtedness payable by Acquiror or Acquiror’s Affiliates incurred on or after the date hereof together with all fees, costs and expenses related to such loan or other indebtedness; but in each case excluding any Taxes required to be paid by Acquiror in respect of Acquiror Share Redemptions pursuant to the Inflation Reduction Act of 2022.

“Acquisition Proposal” means, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding, or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Fully Diluted Company Common Shares” means, without duplication and excluding Treasury Shares, the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the First Effective Time (including shares of Company Restricted Stock), (ii) issuable upon, or subject to, the exercise of Company Options that are issued and outstanding immediately prior to the First Effective Time (whether or not then exercisable), calculated using the treasury stock method of accounting, (iii) issuable upon the exercise of Company Stock Warrants that are issued and outstanding immediately prior to the First Effective Time, calculated using the treasury stock method of accounting, and (iv) issuable upon the conversion of shares of Company Preferred Stock that are issued and outstanding immediately prior to the First Effective Time (assuming each such share of Company Preferred Stock converts into a share of Company Common Stock on a one-to-one basis) and (v) the Company Note Conversion Shares.

“Aggregate Merger Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00.

“Aggregate Warrant Consideration” means 6,266,667 Acquiror Stock Warrants to be issued to holders of Company Capital Stock at the Closing.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Antitrust Laws” shall mean any Law designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, and similar international, multilateral, multinational national, federal or state competition Laws.

“Available Acquiror Cash” means the sum of (i) the amount of cash and cash equivalents available in the Trust Account immediately prior to the Closing, after deducting the amounts required to satisfy the Acquiror Share Redemption Amount (but prior to payment of any Company Transaction Expenses or Acquiror Transaction Expenses), plus (ii) the gross proceeds of the Company Investment actually received by the Company, including, for the avoidance of doubt, the Rollover Amount, plus (iii) the gross proceeds actually received by the Acquiror from Additional Transactions to which the Company has consented in accordance with Section 8.5 hereof, plus (iv) the aggregate amount of capital offered by bona fide potential Acquiror PIPE Investors at least 30 days prior to the Closing ((x) at a price implying an enterprise value of Acquiror equal to or exceeding 80% of the Base Purchase Price as of immediately after the Closing and (y) containing overall terms in all material respects no less favorable than those of the Company Investment (other than with respect to additional equity issuances as provided below); provided that in no event shall such capital offered that, in each case, is not accepted due to a failure by the Company to provide consent to Acquiror to enter into such arrangement be included in this subsection (iv) if such offer (a) requires the issuance of additional securities in connection with the initial equity issuance or thereafter with respect to such offer or (ii) such offer is later withdrawn or modified minus (v) the amount by which the amount of Acquiror Transaction Expenses unpaid as of immediately prior to the Closing exceeds $20,000,000.

“Base Purchase Price” means the sum of (i) $450,000,000 and (ii) the product of (x) $10.00 and (y) the Company Note Conversion Shares.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, and, for the avoidance of doubt, any amendment thereto (including pursuant to the Consolidated Appropriations Act, 2021 (Public Law 116-260)).

“Cayman Registrar” means the Registrar of Companies in and for the Cayman Islands.

“Common Stock Warrants” means warrants to purchase shares of Company Common Stock.

“Company Award” means a Company Option or Company Restricted Stock.

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Convertible Notes” means the Post-Signing Company Convertible Notes and the Pre-Signing Company Convertible Notes.

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Authorization, Execution and Enforceability), Section 4.2 (Organization, Power, Authority, and Good Standing of the Company), Section 4.4 (Capitalization; Title to Shares), Section 4.5 (Subsidiaries) and Section 4.23 (Brokers).

“Company Incentive Plans” means the Complete Solar, Inc. 2011 Stock Plan, the Complete Solar, Inc. 2021 Stock Plan, the Amended and Restated Complete Solaria, Inc. Omnibus Incentive Plan, the Solaria Corporation 2006 Stock Plan and the Solaria Corporation 2016 Stock Plan.

“Company IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Investment” means the Post-Signing Company Investment and the Pre-Signing Company Investment, together.

“Company Investment Amount” means the sum of the Post-Signing Company Investment Amount and the Pre-Signing Company Investment Amount.

“Company Investor” means the Post-Signing Company Investors and the Pre-Signing Company Investors.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Company to consummate the Mergers; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate, (e) any epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures), (f) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (g) any failure of the Company to meet any projections or forecasts (provided that this clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (h) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (i) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), or (j) any action taken by, or at the request of, Acquiror, First Merger Sub or Second Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (d), (f) or (h) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Note Conversion Shares” means the total number of shares of Company Common Stock into which the Company Convertible Notes would be convertible immediately prior to (but contingent upon) the consummation of the First Merger pursuant to the terms of the promissory note under which the Company Convertible Notes was issued.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plans or otherwise granted to an employee, director, independent contractor or other service provider of the Company or any of its Subsidiaries outside of the Company Incentive Plans.

“Company Restricted Stock” means a share of Company Common Stock that, as of immediately prior to the First Effective Time, is subject to a substantial risk of forfeiture, within the meaning of Section 83 of the Code and was issued pursuant to an award granted under a Company Incentive Plan.

“Company Stock Warrant” means a Common Stock Warrant or Preferred Stock Warrant.

“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Mergers, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Stockholder Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders (to the extent each such holder is an officer, director or holder of more than 5% of any class of the Company’s voting securities), Acquiror and the Company, as amended or modified from time to time.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (ii) all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, or as a condition of making such Software available for use over a network, that such Software, or other Software derived from, or used, combined or distributed with, such Software subject to such license (i) be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“Deferred Payroll Taxes” shall mean (a) the “applicable employment taxes” (as defined in Section 2302(d) of the CARES Act) payable by the Company that (i) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, and (b) any payroll Tax Liability (including those imposed by Sections 3101(a) and 3201 of the Code) deferred (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order, (or any comparable provision of state, local or non-U.S. Law), in each case, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“DLLCA” means the Delaware Limited Liability Company Act.

“Dollars” or “$” means lawful money of the United States.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Merger Sub” has the meaning specified in the Preamble hereto.

“First Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of First Merger Sub.

“First Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of First Merger Sub, as amended, modified or supplemented from time to time.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a Delaware limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a Delaware limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (including any self-regulatory organization), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) outstanding principal and accrued but unpaid interest due on the Company Convertible Notes, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all intellectual property or other related proprietary rights (whether common law or statutory rights) in any jurisdiction throughout the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs and similar or equivalent rights in inventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, and other designations or indicia of source, origin, endorsement, sponsorship or certification, and rights in internet domain names, uniform resource locators, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and copyrightable works and any other rights in compilations or works of authorship (whether or not registrable, including rights in Software); (iv) registrations and applications for any of the foregoing (i)-(iii) or for registration thereof; (v) rights in trade secrets, industrial secrets, know-how, processes, methods, invention disclosures and other confidential information (collectively, “Trade Secrets”); and (vi) any other similar intellectual property or related proprietary rights.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“IT Systems” shall mean all computer and information technology systems, platforms and networks owned by the Company or any Subsidiary of the Company or used or held for use in the conduct of any business of Company or any Subsidiary of the Company as currently conducted and as currently proposed to be conducted, including Company Software, hardware, data processing, data, information, record keeping, communications, telecommunications, networks, network equipment, information technology, mobile and other platforms, peripherals computer systems, and computerized, automated, or other similar systems, platforms, and networks, in each case, whether outsourced or not, as well as data and information stored or contained in, or transmitted by, any of the foregoing, and documentation relating to any of the foregoing.

“Key Holders” means (a) the Persons set forth on Section 1.1(a) of the Company Disclosure Letter and (b) the Sponsor and each other Person that owns Acquiror Class B Ordinary Shares as of immediately prior to the Domestication.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

“Legal Proceeding” shall mean any action, cause of action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, investigation, examination or other similar proceeding by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Merger Consideration Per Fully Diluted Share” means the Aggregate Merger Consideration divided by the Aggregate Fully Diluted Company Common Shares.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License, as well as any Copyleft Licenses.

“Open Source Materials” means any Software subject to an Open Source License.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (x) restrictions on transfer under applicable securities Laws and (xi) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means all information that identifies, could reasonably be used to identify, could reasonably be linked with, or is otherwise associated with an individual person, browser, device or household that is regulated by Laws that govern the privacy and security of such information.

“Post-Signing Company Investment” means the purchase of Post-Signing Company Convertible Notes pursuant to the Post-Signing Company Subscription Agreements.

“Post-Signing Company Investment Amount” means the aggregate gross purchase price for the shares in the Post-Signing Company Investment.

“Preferred Stock Warrants” means warrants to purchase shares of Company Preferred Stock.

“Pre-Signing Company Investment” means the purchase of Pre-Signing Company Convertible Notes pursuant to the Pre-Signing Company Subscription Agreements.

“Pre-Signing Company Investment Amount” means the aggregate gross purchase price for the shares in the Pre-Signing Company Investment.

“Privacy/Data Security Requirements” means (a) any Laws regulating the collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, processing, transferring or storing of Personal Information, including HIPAA, (b) obligations under all Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound that relate to Personal Information, including “business associate agreements” within the meaning of HIPAA that the Company and its Subsidiaries have entered into or are required to enter into pursuant to HIPAA, and (c) all of the Company’s and its Subsidiaries’ written internal or publicly posted policies (including if posted on the Company’s or its Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification, protection or processing of Personal Information.

“Pro Rata Portion” means the percentage interest held by a holder of Company Capital Stock calculated by dividing the number of shares of Company Capital Stock held by such holder immediately prior to the First Effective Time by the total number of issued and outstanding shares of Company Capital Stock on an as-converted basis immediately prior to the First Effective Time. In no event shall the aggregate Pro Rata Portion exceed 100%.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Requisite Acquiror Shareholders” means the holders of at least 7,000,000 Acquiror Class A Ordinary Shares.

“Requisite Company Stockholders” means the holders of at least (a) a majority of the shares of Company Capital Stock then outstanding and entitled to vote on this Agreement, voting together as a single class on an as-converted to Company Common Stock basis (b) a majority of the shares of Company Preferred Stock then outstanding (voting together as a single class and not as separate series and on an as-converted to Company Common Stock basis), and (c) a majority of the shares of Solaria Series D Preferred Stock then outstanding (voting together as a single class and not as separate series and on an as-converted to Company Common Stock basis.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctions Laws” means any trade, economic or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the U. S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger Sub” has the meaning specified in the Preamble hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Solaria Award” shall mean all issued and outstanding options (whether or not vested) to purchase or otherwise acquire shares of Solaria Capital Stock.

“Solaria Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Solaria Common Stock” shall mean shares of common stock, par value $0.001 per share, of Solaria.

“Solaria Common Stock Warrants” means warrants to purchase shares of common stock, par value $0.001 per share, of Solaria.

“Solaria Preferred Stock” shall mean, collectively, the Solaria Series A-1 Preferred Stock, the Solaria Series B-1 Preferred Stock, the Solaria Series C-1 Preferred Stock and the Solaria Series E-1 Preferred Stock.

“Solaria Preferred Stock Warrants” means warrants to purchase shares of preferred stock, par value $0.001 per share, of Solaria.

“Solaria Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.001 per share, of Solaria.

“Solaria Series B-1 Preferred Stock” shall mean the Series B-1 Preferred Stock, par value $0.001 per share, of Solaria.

“Solaria Series C-1 Preferred Stock” shall mean the Series C-1 Preferred Stock, par value $0.001 per share, of Solaria.

“Solaria Series D-1 Preferred Stock” shall mean the Series D-1 Preferred Stock, par value $0.001 per share, of Solaria.

“Solaria Series E-1 Preferred Stock” shall mean the Series E-1 Preferred Stock, par value $0.0001 per share, of Solaria.

“Sponsor” means Freedom Acquisition I LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration or other taxes, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Trading Day” means a day on which trading in Acquiror Common Stock occurs on NYSE or other national securities exchange.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken or failure to act by the breaching party with knowledge that the taking of or failure to take such act would cause a material breach of this Agreement. Notwithstanding the foregoing, a failure by any party hereto to consummate the Closing when required pursuant to Section 2.3 shall be a Willful and Material Breach of this Agreement.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2. Other Defined Terms.

Terms	Section
Acquiror	Preamble
Acquiror Class B Holder Consent	5.2(a)
Acquiror Cure Period	10.1(g)
Acquiror Debt Transactions	8.5
Acquiror Disclosure Letter	Article V
Acquiror Expense Reimbursement	10.3(d)
Acquiror Fairness Opinion	9.1(i)
Acquiror Financial Statements	5.6(c)
Acquiror Indemnified Parties	7.8(a)
Acquiror Intervening Event	8.2(b)(ii)
Acquiror Intervening Event Notice	8.2(b)(ii)
Acquiror Intervening Event Notice Period	8.2(b)(ii)
Acquiror Option	3.3(a)
Acquiror PIPE Investment	8.5
Acquiror PIPE Investor	8.5
Acquiror Restricted Stock	3.3(b)
Acquiror SEC Filings	5.5
Acquiror Securities	5.12(a)
Acquiror Shareholders’ Meeting	8.2(b)
Acquiror Stock Warrant	3.3(a)
Acquiror Termination Payment	10.3(b)
Additional Audited Financial Statements	6.3
Additional Financial Statements	6.3
Additional Required Financial Statements	6.3
Additional Transactions	8.5
Additional Unaudited Financial Statements	6.3
Affiliate Agreements	4.10(a)(xi)
Agreement	Preamble
Agreement End Date	10.1(e)
Ancillary Agreements	11.10
Carlyle Consent	6.7
Closing	2.3(a)
Closing Date	2.3(a)
Code	Recitals
Company	Preamble
Company Benefit Plan	4.13(a)
Company Common Stock	4.4(a)
Company Consolidated Group	4.20(e)
Company Cure Period	10.1(e)
Company Disclosure Letter	Article IV
Company Expense Reimbursement	10.3(c)
Company Financial Statements	4.6(a)
Company Indemnified Parties	7.8(a)
Company Insurance Policies	4.14
Company Intellectual Property	1.1
Company Material Contracts	4.10(a)
Company Material Customers	4.11(a)
Company Material Vendors	4.11(b)
Company Preferred Stock	4.4(a)
Company Qualified Benefit Plan	4.18(b)
Company Registered Intellectual Property	4.13(a)
Company Registered IP	4.13(a)
Company Series D-4 Preferred Stock	4.4(a)
Company Series D-5 Preferred Stock	4.4(a)
Company Series D-6 Preferred Stock	4.4(a)

Terms	Section
Company Series D-7 Preferred Stock	4.4(a)
Company Series D-8 Preferred Stock	4.4(a)
Company Software	4.13(a)
Company Termination Payment	10.3(a)
Confidentiality Agreement	11.10
Constituent Corporations	2.1(a)
Constituent Entities	2.1(c)
Continental	5.8
Cooley	11.18(a)
Cooley Privileged Communications	11.18(a)
Cooley Waiving Parties	11.18(a)
Cooley WP Group	11.18(a)
D&O Indemnified Parties	7.8(a)
DGCL	Recitals
Dissenting Shares	3.5
Domesticated Acquiror Certificate of Incorporation	7.7
Domesticated Acquiror Common Stock	Recitals
Domestication	Recitals
Effective Time	2.3(b)
ERISA	4.18(b)
ESPP	7.1(a)
Exchange Agent	3.2(a)
Exchange Agent Termination Date	3.2(a)
Expense Reimbursements	10.3(d)
Extension Meeting	8.7(d)
Extension Proposal	8.7(a)
Extension Proxy Statement	8.7(a)
Financial Statements	4.6(a)
First Effective Time	2.3(b)
First Merger Certificate	2.1(a)
First Merger Sub	Preamble
First Sponsor Designee	7.6(a)
Governmental Approval	4.5
Incentive Equity Plan	7.1(a)
Independent Director	7.6(a)
Initial Constituent Corporations	2.1(a)
Initial Surviving Corporation	Recitals
Interim Period	6.1
Interim Unaudited Company Financial Statements	4.6(a)
Interim Unaudited Solaria Financial Statements	4.6(a)
JOBS Act	5.6(a)
Legal Proceedings	4.10
Letter of Transmittal	3.2(b)
Liabilities	4.8(a)
Listing Application	7.3

Terms	Section
Lock-Up Agreement	Recitals
Merger Certificate	2.1(a)
Mergers	Recitals
Modification in Recommendation	8.2(b)
NYSE	5.6(b)
Offer Documents	8.2(a)(i)
Other Indemnitors	7.8(e)
Owned Land	4.12(b)
Paul Hastings	11.18(b)
Paul Hastings Privileged Communications	11.18(b)
Paul Hastings Waiving Parties	11.18(b)
Paul Hastings WP Group	11.18(b)
Personal Information Laws and Policies	4.16
Prospectus	11.1
Proxy Statement	8.2(a)(i)
Proxy Statement/Registration Statement	8.2(a)(i)
Real Property Leases	4.12(c)
Registration Rights Agreement	Recitals
Registration Statement Securities	8.2(a)(i)
SCI Consent	6.8
Second Effective Time	2.3(b)
Second Merger Certificate	2.1(c)
Second Merger Sub	Preamble
Solaria Financial Statements	4.6(a)
Solaria Series D Preferred Stock	4.4(a)
Subscription Agreement	8.5
Tangible Assets	4.12(a)
Terminating Acquiror Breach	10.1(g)
Terminating Company Breach	10.1(e)
Termination Payments	10.3(b)
Transaction Litigation	7.10
Transaction Proposals	8.2(b)
Treasury Share	3.1(a)
Trust Account	11.1
Trust Agreement	5.8
U.S. Tax Treatment	2.7(a)
Unaudited Company Financial Statements	4.6(a)
Unaudited Solaria Financial Statements	4.6(a)

Section 1.3. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.4 of the Company Disclosure Letter (in the case of the Company) or Section 1.4 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f)   The term “made available” and words of similar import mean that the relevant documents, instruments or materials were, (i) with respect to Acquiror, posted and made available to Acquiror on the Company’s due diligence data site or provided via electronic mail or in person at least two (2) calendar days prior to the date of this Agreement, or (ii) with respect to the Company, posted or made available to the Company on Acquiror’s due diligence data site or provided via electronic mail or in person at least two (2) calendar days prior to the date of this Agreement, or publicly filed or furnished to the SEC prior to the date of this Agreement.

Section 1.4. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.4 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.4 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Section 1.5. Required Transaction.

(a) Prior to the consummation of the Required Transaction, any reference to the “Company” in Article III and any defined term used therein (including, in each case, for purposes of determining the rights and entitlements of Acquiror, First Merger Sub and Second Merger Sub pursuant to Section 9.2(a), Section 10.1(e) and Section 11.17) shall be deemed to refer to each of Complete Solar Holding Corporation and Solaria, individually, and each of the representations and warranties set forth in Article III shall be deemed to apply to Complete Solar Holding Corporation and Solaria, individually, and each of Complete Solar Holding Corporation and Solaria shall be deemed to be severally liable for any breach of any such representation and warranty; provided, that any representation or warranty which specifically speaks as to the time that is immediately following the consummation of the Required Transaction shall be deemed to apply solely to the Company, Solaria and their respective Subsidiaries, taken as a whole.

(b) Prior to the consummation of the Required Transaction, any reference to the “Company” in Section 5.18, Section 7.5, and Section 7.10, and any defined terms used in each such Section (including, in each case, for purposes of determining the rights and entitlements of the Company and, prior to the closing of the Required Transaction, Solaria, pursuant to Section 9.3, Section 10.1(g) and Section 11.17) shall be deemed to refer to each of Complete Solar Holding Corporation and Solaria, individually.

(c) Prior to the consummation of the Required Transaction, any reference to the “Company” in Section 6.1, Section 6.2, Section 6.3, Section 6.5, Section 8.1, Section 8.3 and Section 8.7(a) and any defined terms used in each such Section (including, in each case, for purposes of determining the rights and entitlements of Acquiror, First Merger Sub and Second Merger Sub pursuant to Section 9.2(b), Section 10.1(e) and Section 11.17) shall be deemed to refer to each of Complete Solar Holding Corporation and Solaria, individually, and each of the applicable covenants and other agreements set forth therein shall be deemed to apply to each of Complete Solar Holding Corporation and Solaria, individually, and each of Complete Solar Holding Corporation and Solaria shall be deemed to be severally liable for any breach of any such covenants and other agreements.

Article II
THE MERGER; CLOSING

Section 2.1. The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and at least one day following the Domestication, Acquiror, First Merger Sub and the Company (First Merger Sub and the Company sometimes being referred to herein as the “Initial Constituent Corporations”) shall cause First Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the First Merger. The First Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the First Merger (as so filed, the “First Merger Certificate”), executed by the First Merger Sub and the Company in accordance with the relevant provisions of the DGCL, such First Merger to be effective as of the First Effective Time.

(b) Upon consummation of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company, as the surviving corporation of the First Merger, shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

(c) Immediately following the consummation of the First Effective Time, and upon the terms and subject to the conditions set forth in this Agreement, the Acquiror, Second Merger Sub and the Company (Second Merger Sub and the Company sometimes being referred to herein as the “Constituent Entities”) shall cause the Initial Surviving Corporation to be merged with and into the Second Merger Sub, with the Second Merger Sub being the surviving entity in the Second Merger. The Second Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Second Merger (as so filed, the “Second Merger Certificate”), executed by the Second Merger Sub and the Company in accordance with the relevant provisions of the DGCL and the DLLCA, such Second Merger to be effective as of the Second Effective Time.

(d) Upon consummation of the Second Merger, the separate corporate existence of the Company shall cease and Second Merger Sub, as the surviving entity of the Second Merger, shall continue its existence under the DLLCA, as a wholly owned subsidiary of Acquiror.

Section 2.2. Effects of the Mergers. At and after the First Effective Time, the Initial Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Initial Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Initial Constituent Corporations; and all rights, privileges, powers and franchises of each Initial Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Initial Constituent Corporation, on whatever account, shall become vested in the Initial Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Initial Surviving Corporation as they are of the Initial Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Initial Constituent Corporations shall not revert or become in any way impaired by reason of the First Merger; but all Liens upon any property of an Initial Constituent Corporation shall thereafter attach to the Initial Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL. At and after the Second Effective Time, the Surviving Entity shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Entities, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Entities; and all rights, privileges, powers and franchises of each Constituent Entity, and all property, real, personal and mixed, and all debts due to each such Constituent Entity, on whatever account, shall become vested in the Surviving Entity; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Entity as they are of the Constituent Entities; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Entities shall not revert or become in any way impaired by reason of the Second Merger; but all Liens upon any property of a Constituent Entity shall thereafter attach to the Surviving Entity and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL and the DLLCA.

Section 2.3. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the First Merger (the “Closing”) shall take place by remote exchange of documents at the offices of Paul Hastings LLP, 1999 Avenue of the Stars, Twenty-Seventh Floor, Century City, CA 90067, at 10:00 a.m. (Pacific time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, First Merger Sub, and the Company shall cause the First Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The First Merger shall become effective at the time when the First Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the First Merger Certificate (the “First Effective Time”). Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Second Merger Sub, and the Company shall cause the Second Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA. The Second Merger shall become effective at the time when the Second Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Second Merger Certificate (the “Second Effective Time”).

(c) For the avoidance of doubt, the Closing, the First Effective Time and Second Effective Time shall not occur prior to the completion of the Domestication.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than those Persons identified as the initial directors of the Initial Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the First Effective Time;

(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Company and each of Company’s stockholders (and their Affiliates) party thereto;

(iv) to Acquiror, the Lock-Up Agreement, duly executed by each of the Key Holders listed in clause (a) of the definition of Key Holders; and

(v) to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by Acquiror, the Sponsor and its Affiliates party thereto;

(iv) to the Company, the Lock-Up Agreement, duly executed by each of the Key Holders listed in clause (b) of the definition of Key Holders; and

(v) to the Company, the written resignations of all of the directors and officers of Acquiror and First Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of the Initial Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the First Effective Time.

(c) On the Closing Date, concurrently with the First Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid Acquiror Transaction Expenses as set forth on the written statement to be delivered to the Company not less than three (3) Business Days prior to the Closing Date and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by Continental, the certified Taxpayer Identification Numbers of each payee; provided, that any accrued and unpaid Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5. Governing Documents.

(a) The certificate of incorporation and bylaws of First Merger Sub in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and bylaws of Initial Surviving Corporation until thereafter amended as provided therein and under the DGCL. At the Second Effective Time, the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended to change the name of the Surviving Entity to such name as is determined by the Company no later than five (5) Business Days prior to the Closing Date, but otherwise shall continue to be the certificate of formation of the Surviving Entity until thereafter amended in accordance with their terms and as provided by DLLCA.

(b) The certificate of incorporation and bylaws of Acquiror in effect immediately prior to the First Effective Time (which shall be in substantially the form attached as Exhibits A and B hereto, respectively (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the First Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers.

(a) The directors and officers set forth under the appropriate heading on Section 2.6(a) of the Company Disclosure Letter shall be the initial directors and officers of the Initial Surviving Corporation from and after the First Effective Time, each to hold office in accordance with the Governing Documents of the Initial Surviving Corporation. The persons set forth under the appropriate heading on Section 2.6(a) of the Company Disclosure Letter shall be the initial managers of the Second Merger Sub from and after the Second Effective Time, each to hold office in accordance with the Governing Documents of the Second Merger Sub.

(b) From and after the First Effective Time, the Persons identified as the initial directors and officers of Acquiror as of the First Effective Time in accordance with the provisions of Section 7.6, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 7.6(c) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7. U.S. Tax Treatment.

(a) The parties intend that, for United States federal (and applicable state and local) income tax purposes, (i) the First Merger and the Second Merger be treated as a single integrated transaction pursuant to Rev. Rul. 2001-46, 2001-2 C.B. 321, (ii) each of the Domestication and the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and (iii) this Agreement constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) (collectively, the “U.S. Tax Treatment”). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause either of the Mergers or the Domestication to fail to qualify for the U.S. Tax Treatment. The Domestication and the Mergers shall be reported by the parties for all Tax purposes in accordance with the U.S. Tax Treatment, except if otherwise required by a “determination” within the meaning of Code Section 1313 (or pursuant to any similar provision of applicable state, local or foreign Law).

(b) Each of Acquiror and the Company shall use reasonable best efforts to cooperate with one another, upon request, in connection with the issuance of any opinion relating to the U.S. Tax Treatment, including, upon request, delivering to the relevant counsel certificates (dated as of the necessary date and signed by an officer of Acquiror or the Company, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion.

(c) Acquiror will use commercially reasonable efforts to cooperate upon request to provide the pre-Closing equityholders of Acquiror such information as is reasonably required to (i) determine the amount that is required to be taken into income in connection with Treasury Regulations Section 1.367(b)-3 as a result of the Domestication; (ii) make the election contemplated by Treasury Regulations Section 1.367(b)-3(c)(3); and (iii) make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to Acquiror for any year that Acquiror is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)).

Article III
EFFECTS OF THE MERGERS ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the First Effective Time, but excluding (i) any shares of Company Restricted Stock or shares of Company Common Stock subject to Company Options or Company Stock Warrants (in each case, which shall be subject to Section 3.3), (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be cancelled as part of the First Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any Dissenting Shares) shall be cancelled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c).

(b) At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or First Merger Sub, each share of First Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Initial Surviving Corporation.

(c) Each holder of shares of Company Capital Stock as of immediately prior to the First Effective Time (other than in respect of (i) any shares of Company Restricted Stock or shares of Company Common Stock subject to Company Options or Company Stock Warrants (in each case, which shall be subject to Section 3.3), (ii) any Treasury Shares and (iii) any Dissenting Shares) shall be entitled to receive (A) a portion of the Aggregate Merger Consideration equal to (1) the Merger Consideration Per Fully Diluted Share, multiplied by (2) the number of shares of Company Capital Stock held by such holder as of immediately prior to the First Effective Time, plus (B) such holder of shares of Company Capital Stock’s Pro Rata Portion of the Aggregate Warrant Consideration, in each case, on the terms and subject to the conditions set forth herein, with fractional shares rounded down to the nearest whole share (and no cash settlements shall be made with respect to fractional shares eliminated by rounding).

(d) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror, Initial Surviving Corporation, Second Merger Sub, or the holders of any securities of Acquiror or the Initial Surviving Corporation or the Second Merger Sub: (a) each share of common stock of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) each membership interest in Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one validly issued, fully paid and non-assessable membership interest in the Surviving Entity, which shall constitute the only outstanding equity of the Surviving Entity.

(e) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Mergers. In lieu of any fractional shares of Acquiror Common Stock to which each holder of Company Capital Stock would otherwise be entitled in the Mergers, the Exchange Agent (as defined below) shall round down to the nearest whole share of Acquiror Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.2. Exchange Procedures.

(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration. At or before the First Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock to be paid as Aggregate Merger Consideration pursuant to Section 3.1(c).

(b) Reasonably promptly after the First Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock as of immediately prior to the First Effective Time whose shares of Company Capital Stock were converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Capital Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration pursuant to Section 3.1(a) shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent.

(d) Promptly following the date that is one (1) year after the First Effective Time, (i) Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate, and (ii) any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Capital Stock as of immediately prior to the First Effective Time that has not exchanged such shares of Company Capital Stock in accordance with this Section 3.2 prior to the date that is one (1) year after the First Effective Time may transfer such shares of Company Capital Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration, without any interest thereupon. None of Acquiror, First Merger Sub, Second Merger Sub, the Company, the Initial Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3. Treatment of Company Options, Company Stock Warrants and Company Restricted Stock.

(a) As of the First Effective Time, each Company Option and Company Stock Warrant that is then outstanding shall be converted into the right to receive an option or warrant, as applicable, relating to shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company Option or Company Stock Warrant, as applicable, immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions (each such option, an “Acquiror Option” and each such warrant, an “Acquiror Stock Warrant”) except that (a) such Acquiror Option or Acquiror Stock Warrant, as applicable, shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option or Company Stock Warrant, as applicable, multiplied by the Merger Consideration Per Fully Diluted Share, and (b) the exercise price per share for each such Acquiror Option or Acquiror Stock Warrant, as applicable, shall be equal to the exercise price per share of such Company Option or Company Stock Warrant, as applicable, in effect immediately prior to the First Effective Time, divided by the Merger Consideration Per Fully Diluted Share (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) As of the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Restricted Stock, each share of Company Restricted Stock that is then outstanding shall be cancelled and converted into a number of shares of restricted Domesticated Acquiror Common Stock (each, “Acquiror Restricted Stock”) equal to the Merger Consideration Per Fully Diluted Share upon substantially the same terms and conditions as are in effect with respect to such share of Company Restricted Stock immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions, except that any per share repurchase price of such share of Acquiror Restricted Stock shall be equal to the quotient obtained by dividing (i) the per share repurchase price applicable to the share of Company Restricted Stock by (ii) the Merger Consideration Per Fully Diluted Share, rounded up to the nearest cent.

(c) The Company shall take all necessary actions to (i) effect the treatment of the Company Awards pursuant to Sections 3.3(a) and 3.3(b) in accordance with the Company’s Incentive Plans and the applicable award agreements, and (ii) terminate the Company’s Incentive Plans as of the First Effective Time and to ensure no new awards are granted thereunder from and following the First Effective Time (provided that the Company Awards shall remain subject to the terms of the Company’s Incentive Plans except that any references to the Company shall refer to the Acquiror, any references to the Company’s board of directors (or a committee thereof) shall refer to Domesticated Acquiror’s board of directors (or a committee thereof) and any references to Company Common Stock shall refer to Domesticated Acquiror Common Stock).

(d) Between the date of this Agreement and the Closing Date, the Company shall obtain written confirmation from each holder of Company Stock Warrants that such holder will acknowledge and accept the treatment of the Company Stock Warrants contemplated by this Section 3.3.

Section 3.4. Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as are required to be deducted and withheld from such amounts under the Code or any other applicable Tax Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld and paid over to the appropriate Tax authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of (i) Acquiror (which shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands and (ii) the Company (which shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror, First Merger Sub and Second Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror, First Merger Sub and Second Merger Sub as follows:

Section 4.1. Authorization, Execution and Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each the Company of this Agreement and the other Ancillary Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, shareholder or other business entity action on the part of the Company and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the other Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby, except for the approvals set forth in Section 4.1 of the Company Disclosure Letter. This Agreement and the other Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by each other party hereto) constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.2. Organization, Power, Authority, and Good Standing of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority, and all necessary government approvals, to own, operate and lease the properties and assets now owned, operated and leased by it and to carry on its business as it is currently conducted.

(b) The Company is duly licensed or qualified to do business, and is in good standing in those jurisdictions set forth on Section 4.2(b) of the Company Disclosure Letter, which constitutes all the jurisdictions in which the Company owns, leases, or operates property or the nature of the business or activities currently conducted by the Company makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Acquiror, First Merger Sub and Second Merger Sub have been furnished with true, correct and complete copies of each Governing Document of the Company. The Governing Documents so provided are in full force and effect. The Company is not in violation in any material respect of any of the provisions of any of its Governing Documents.

(d) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions unanimously (i) determining that this Agreement and the other documents to which the Company is or will be a party contemplated hereby and the transactions contemplated hereby and thereby (including the Mergers) are advisable and fair to, and in the best interests of, the Company and its stockholders and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is or will be a party contemplated hereby and the transactions contemplated hereby and thereby (including the Mergers). No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is or will be a party contemplated hereby or to approve the Mergers other than the Company Stockholder Approvals.

Section 4.3. No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Governing Documents of the Company or any Subsidiary of the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or any Subsidiary of the Company; (c) except as set forth on Section 4.3 of the Company Disclosure Letter, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) or give to others any right of termination, acceleration, modification, or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any Subsidiary of the Company pursuant to, any Contract, except where the occurrence of any of the foregoing, either individually or together, would not have a Company Material Adverse Effect. No consent, approval, authorization, waiver, registration, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution, delivery and performance of this Agreement or the other Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under any Antitrust Laws and as set forth on Section 4.3 of the Company Disclosure Letter, that if not obtained would have a Company Material Adverse Effect. The approval and adoption of this Agreement by the equityholders set forth in Section 4.3 of the Company Disclosure Letter is the only vote of stockholders or other equityholders of the Company necessary or required to adopt this Agreement and the other Ancillary Agreements and to approve the transactions contemplated hereby and thereby, including, without limitation, the Mergers. As of the Closing, all consents set forth on Section 4.3 of the Company Disclosure Letter have been obtained, made or given, as applicable, and remain in full force and effect, and copies have been made available to Acquiror

Section 4.4. Capitalization; Title to Shares.

(a) As of immediately following the consummation of the Required Transaction, the authorized capital stock of the Company will consist of 101,396,856 total shares, each with a par value of $0.0001 per share, comprised of: (i) 60,000,000 shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of which 11,910,581 shares are issued and outstanding as of the date of this Agreement, (ii) 36,023,968 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which (A) 15,278 shares have been designated Series A Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (B) 6,667 shares have been designated Series A-2 Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (C) 1,035,082 shares have been designated Series B Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (D) 13,717,525 shares have been designated Series C Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (E) 2,800,283 shares have been designated Series C-1 Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (F) 2,660,797 shares have been designated Series D-1 Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (G) 62,498 shares have been designated Series D-2 Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (H) 48,256 shares have been designated Series D-3 Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, (I) 2,585,036 shares have been designated Series D-4 Preferred Stock (the “Company Series D-4 Preferred Stock”), all of which are issued and outstanding as of the date of this Agreement, (J) 579,324 shares have been designated Series D-5 Preferred Stock (the “Company Series D-5 Preferred Stock”), all of which are issued and outstanding as of the date of this Agreement, (K) 1,113,337 shares have been designated Series D-6 Preferred Stock (the “Company Series D-6 Preferred Stock”), all of which are issued and outstanding as of the date of this Agreement, (L) 3,944,451 shares have been designated Series D-7 Preferred Stock (the “Company Series D-7 Preferred Stock”), 3,944,451 of which are issued and outstanding as of the date of this Agreement, (M) 6,026,998 shares have been designated Series D-8 Preferred Stock (the “Company Series D-8 Preferred Stock”, and together with the Company Series D-4 Preferred Stock, the Company Series D-5 Preferred Stock, the Company Series D-6 Preferred Stock, the Company Series D-7 Preferred Stock, the “Solaria Series D Preferred Stock”), all of which will be issued and outstanding as of immediately following the consummation of the Required Transaction, and there will be no other authorized equity interests of the Company that are issued and outstanding as of such time. As of immediately following the consummation of the Required Transaction, Company Options to purchase 11,990,287 Company Common Stock will be outstanding. As of the date of this Agreement, (i) Solaria Common Stock Warrants to purchase 78,986 shares of common stock of Solaria, par value $0.001 per share, are outstanding and (ii) Solaria Preferred Stock Warrants to purchase 1,428,437 shares of preferred stock of Solaria, par value $0.001 per share, are outstanding.

(b) All of the issued and outstanding shares of capital stock of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens. All shares of common stock of the Company are uncertificated, book-entry shares.

(c) The Company has made available to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries or Solaria or any of its Subsidiaries who holds a Company Award or Solaria Award, as applicable, including the type of Company Award or Solaria Award (whether such Company Award or Solaria Award will be an incentive stock option, a nonstatutory stock option or a share of restricted stock), the number of shares of Company Common Stock or Solaria Common Stock subject thereto, vesting schedule and the exercise price thereof, as applicable. All such Company Awards or Solaria Awards are evidenced by award agreements in substantially the forms made available to Acquiror, and no such Company Award or Solaria Award is subject to terms materially different from those set forth in such forms. Each Company Award and Solaria Award has been validly issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof).

(d) The Company has made available to Acquiror, prior to the date of this Agreement, a true and complete list of each holder who holds a Common Stock Warrant, Preferred Stock Warrant Solaria Common Stock Warrant or Solaria Preferred Stock Warrant, including the number of shares of capital stock of the Company or Solaria subject thereto. All such Company Stock Warrants, Solaria Common Stock Warrants, Solaria Preferred Stock Warrants (i) have been duly authorized and validly issued and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) will not be subject to, nor issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(e) As of immediately following the Required Transaction and as of the Closing Date, except as otherwise set forth in this Section 4.4, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into, exchangeable or exercisable for or with a value that is linked to shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or other equity interests of the Company, the sale of treasury shares or other equity interests of the Company, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock. As of the date hereof, each holder of Company Capital Stock or Solaria Capital Stock (i) will be the record and beneficial owner of the Company Capital Stock or Solaria Capital Stock, as applicable set forth next to its name on Section 4.4(d) of the Company Disclosure Letter, and (ii) will have good and valid title to the shares of Company Capital Stock to be held by it, free and clear of all Liens, other than Liens arising under the Company’s Governing Documents, this Agreement, and transfer restrictions imposed by applicable securities Laws. The consummation of the transactions contemplated by this Agreement will result in Acquiror directly owning 100% of the equity interests of the Company, free and clear of any Liens.

Section 4.5. Subsidiaries.

(a) Section 4.5(a) of the Company Disclosure Letter correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation or organization, the number of duly authorized, issued, and outstanding equity interests of such Subsidiary, and the Persons owning such equity interests of such Subsidiary. Each Subsidiary of the Company is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to own, operate and lease the properties and assets now owned, operated and leased by it and to carry on its business as it is currently conducted. Each Subsidiary of the Company is duly licensed or qualified to do business, as applicable, and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to result in a Company Material Adverse Effect. No Company Subsidiary is in default under or in violation of any provision of its Governing Documents.

(b) All of the outstanding equity interests of each Subsidiary of the Company are validly issued, fully paid and non-assessable (if applicable), and are not subject to, nor were they issued in violation of, preemptive rights created by statute, such Subsidiary’s Governing Documents or any Contract to which such Subsidiary is a party or by which it is bound and have been offered, sold and delivered by such Subsidiary in compliance in all material respects with all applicable Laws. Except as set forth on Section 4.5(b) of the Company Disclosure Letter, all such equity interests are owned by the Company or another Subsidiary of the Company free and clear of any Liens and are not subject to any option or right to purchase any such equity interests. There are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity interests of any Subsidiary of the Company. No Subsidiary of the Company has any subscriptions, warrants, options (whether compensatory or non-compensatory), calls, puts, convertible securities, restricted interests, phantom interests, stock appreciation rights, equity or equity-based rights or other arrangements or commitments of any kind relating to the equity interests of such Subsidiary or obligating such Subsidiary to issue, sell, acquire, purchase, redeem, convert, transfer or dispose of, or cause the issuance, sale, acquisition, purchase, redemption, conversion, transfer or sale of, any equity interest or any ownership interest or rights therein. Except as set forth on Section 4.5(b) of the Company Disclosure Letter, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings or similar agreements or arrangements in effect with respect to the voting, transfer or other disposition of any equity interests of any Subsidiary of the Company.

Section 4.6. Financial Statements.

(a) Attached as Section 4.6(a) of the Company Disclosure Letter are true and complete copies of (i) the unaudited consolidated balance sheets and statements of income, statements of stockholders’ equity, and statements of cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2021, together with the related notes and schedules thereto (the “Unaudited Company Financial Statements”), (ii) the unaudited consolidated balance sheets and statements of income, statements of stockholders’ equity, and statements of cash flows of Solaria and its Subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2021, together with the related notes and schedules thereto (the “Unaudited Solaria Financial Statements”), (iii) the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the six month period ending June 30, 2022 (the “Interim Unaudited Company Financial Statements”), and (iv) the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the six month period ending June 30, 2022 (the “Interim Unaudited Solaria Financial Statements”, and together with the Interim Unaudited Company Financial Statements, the Unaudited Company Financial Statements and the Unaudited Solaria Financial Statements, the “Financial Statements”). The Unaudited Solaria Financial Statements and Interim Unaudited Solaria Financial Statements are referred to herein collectively as the “Solaria Financial Statements”, and the Unaudited Company Financial Statements and Interim Unaudited Company Financial Statements are referred to herein collectively as the “Company Financial Statements”.

(b) The Company Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes and their consolidated cash flows for the respective periods then ended (subject to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries.

(c) The Solaria Financial Statements (i) fairly present in all material respects the consolidated financial position of Solaria and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes and their consolidated cash flows for the respective periods then ended (subject to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of Solaria and its consolidated Subsidiaries.

(d) When delivered pursuant to Section 6.3, the Additional Financial Statements, (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to any audited financial statements included in the Additional Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes), (ii) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited financial statements, the absence of footnotes or the inclusion of limited footnotes), (iii) will be prepared from, and will be in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(e) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

Section 4.7. Indebtedness. The only outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof arises under the arrangements and in the amounts outstanding listed on Section 4.7 of the Company Disclosure Letter.

Section 4.8. Undisclosed Liabilities.

(a) The Company and its Subsidiaries have no material direct or indirect liabilities, debts, claims, obligations, demands, suits, judgments, awards, losses, Indebtedness, expenses, deficiencies, guarantees, endorsements or commitments of or by any Person of any kind, whether known or unknown, accrued or unaccrued, absolute or contingent, matured or unmatured, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, or otherwise (“Liabilities”), except (i) those which are adequately reflected and reserved against on the face of the most recent balance sheet included in the Financial Statements, (ii) those which have been incurred in the ordinary course of business consistent with past practice since the most recent balance sheet included in the Financial Statements (excluding any material Liability arising as a result of any breach of any Contract, breach of warranty, tort, infringement or violation of any Law or a Governmental Order or environmental Liability), (iii) those that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of accrued and unpaid Company Transaction Expenses to be delivered to Acquiror by the Company pursuant to Section 2.4(c), and (iv) those set forth on Section 4.8(a) of the Company Disclosure Letter.

(b) All of the accounts receivable of the Company and its Subsidiaries (i) are actual and bona fide accounts receivable arising from sales actually made or services actually performed and were incurred in the ordinary course of business consistent with past practice and (ii) are properly reflected and reserved for on the Company’s books and records and financial statements in accordance with GAAP consistently applied. Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the accounts receivable are not subject to any material recoupments, set-offs or counter-claims, other than set-offs from the purchase of inventory by the Company or any of its Subsidiaries and returns, in each case, in the ordinary course of business consistent with past practice that in the aggregate do not exceed $200,000. Except as otherwise reflected or reserved for in the Financial Statements, such accounts receivable are collectible in the ordinary course of business consistent with past practice.

Section 4.9. Absence of Certain Changes, Events and Conditions.

(a) Except as expressly contemplated by this Agreement or as set forth on Section 4.9 of the Company Disclosure Letter, from January 1, 2022 through the date of this Agreement, (i) there has not been any event, change, effect, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) the Company and its Subsidiaries have, in all material respects, conducted their respective businesses and operated their respective properties in the ordinary course of business consistent with past practice.

(b) Except as expressly contemplated by this Agreement or as set forth on Section 4.9 of the Company Disclosure Letter, from January 1, 2022 until the date of this Agreement, there has not been, with respect to the Company or any of its Subsidiaries, any:

(i) amendment of or other change to the Governing Documents of the Company or any of its Subsidiaries or any action outside of such entity’s purpose set forth in such Governing Documents;

(ii) split, combination or reclassification of any shares of its capital stock;

(iii) issuance, sale or other disposition of any (a) options, warrants, Contracts or other rights, arrangements or commitments to acquire the capital stock of such Person, (b) shares of capital stock of or other voting securities or ownership, membership, partnership, joint venture or equity interests in such Person, and (c) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into or exchangeable for securities having voting rights) or ownership, membership, partnership, joint venture or equity interests in such Person, in all cases whether vested or unvested, or grant of any such equity interests in subsection (a) through (c) hereof;

(iv)   change in any method of accounting or accounting practice, principle, assumption, convention or policy of the Company or any of its Subsidiaries, except as required by GAAP or applicable Law;

(v) incurrence, assumption, guarantee or endorsement of any Indebtedness, in each case, in an amount greater than $100,000, individually, or $250,000, in the aggregate, or issuance or sale of any debt securities or guarantee any debt securities of others;

(vi)  acceleration, beyond the normal collection cycle, collection of accounts receivable or delay beyond normal payment terms of any accounts payable, other than in the ordinary course of business consistent with past practice;

(vii) (A) sale, transfer, lease or other disposition of any of the assets or property shown or reflected on the consolidated balance sheet of the Company as of December 31, 2021, except inventory in the ordinary course of business consistent with past practice; (B) lease, sublease or license of any real property of the Company or any of its Subsidiaries, (C) mortgage or Lien of any property or assets of the Company or any of its Subsidiaries, other than Permitted Liens; or (D) forgiveness, cancellation or waiver of any material debts owed to or material claims held by the Company or any of its Subsidiaries;

(viii) any increase in the compensation or benefits of its employees, including any bonus payments, other than as provided for in any written agreements in effect on or prior to the date of this Agreement and listed in the Company Disclosure Schedules;

(ix)   adoption, amendment or modification of any Company Benefit Plan, the effect of which in the aggregate would increase the obligations of the Company and its Subsidiaries by more than 5% percent of its existing annual obligations to such plans;

(x) entry into any collective bargaining agreement or other agreement or understanding or other Contract with any labor union, labor organization or other representative of employees;

(xi)   hiring, transfer, or termination of the employment of any employee of the Company or any of its Subsidiaries other than: (1) a termination of employment by the Company or such Subsidiary for cause; or (2) the hiring of an employee, in the ordinary course of business consistent with past practice whose annualized compensation is less than $180,000 and whose employment is terminable at will without notice or severance requirements;

(xii) acquisition by merger or consolidation with, or by purchase of the material assets or equity of, or by any other manner, any business or Person or any division thereof;

(xiii) adoption of any plan of merger, consolidation, reorganization, restructuring, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xiv) any capital expenditure or commitment to make capital expenditure in excess of $100,000, individually, or $250,000, in the aggregate;

(xv) entry into any Company Material Contract, termination of any Contracts that would constitute a Company Material Contract, or amendment or waiver of any right under any Company Material Contract;

(xvi) failure to pay or satisfy when due any material Liability;

(xvii) waiver, release, assignment, compromise, commencement, settlement, or agreement to settle any right or pending or potential Legal Proceeding (other than a settlement solely in cash in an amount not to exceed $100,000 and paid in full prior to the First Effective Time);

(xviii) sale, transfer, assignment, exclusive license, abandonment, permitted to lapse or other disposition of any Company IP, other than any Company IP that is not material to, or expected to be used or useful in connection with, the business of the Company and its Subsidiaries as currently conducted or reasonably anticipated to be conducted;

(xix) settlement or compromise of any material Tax liability, material Tax proceeding or audit, change of any Tax election or Tax method of accounting, making of any new Tax election or adoption of any material new Tax method of accounting; or

(xx) any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.10. Material Contracts.

(a) Section 4.10(a) of the Company Disclosure Letter lists each of the following Contracts that are currently in effect and binding on the Company or its Subsidiaries or any of their respective assets or properties (together with all Real Property Leases listed on Section 4.12(c) of the Company Disclosure Letter, collectively, the “Company Material Contracts”):

(i) any Contract involving aggregate consideration in excess of $250,000 per year or in excess of $500,000 over the remaining term of the Contract, which cannot be cancelled by the Company or the applicable Subsidiary of the Company without penalty or without more than 90 days’ notice;

(ii) any Contract that relates to the sale of any of the Company’s or any of its Subsidiaries’ assets, other than inventory in the ordinary course of business consistent with past practice, for consideration in excess of $100,000;

(iii) any Contract that relates to the acquisition or divestiture of any business, a material amount of stock or other equity interest of any other Person, or a material amount of assets of any other Person (excluding purchases of inventory in the ordinary course of business consistent with past practice) or any real property (whether by merger, sale of stock, sale of assets or otherwise), and all partnership or joint venture agreements;

(iv)   any Contract pursuant to which (A) Intellectual Property that is material to the Company and its Subsidiaries or involves consideration in excess of $250,000 is licensed by or to the Company or any of its Subsidiaries (other than license agreements for unmodified “off-the-shelf” software on generally standard terms and conditions involving aggregate consideration of less than $50,000) or (B) the Company or any of its Subsidiaries has granted or received an exclusive right in or to Intellectual Property;

(v) except for agreements relating to trade receivables in the ordinary course of business consistent with past practice, all mortgages, indentures, notes, bonds, letters of credit, guaranties (excluding vendor related guarantees), swaps or other Contracts relating to Indebtedness incurred or provided by the Company or any of its Subsidiaries or providing for the creation of or granting any Lien upon any of the assets or property of the Company or its Subsidiaries;

(vi) all collective bargaining agreements or agreements or understandings or Contracts with any labor organization, union, works council, association or other similar organization;

(vii) except for Contracts with vendors pursuant to which the vendor imposes restrictions and requirements on the Company or its Affiliates with respect to the use by the Company or such Affiliates of such vendor’s products, all Contracts restricting the Company or any of its Affiliates from freely engaging in any material line of business, including any Contract that limits, or purports to limit, the ability of the Company or any of its Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company or any of its Affiliates to sell or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status, any type of special discount rights or exclusivity;

(viii) any Contract providing for capital expenditures by the Company or any of its Subsidiaries with an outstanding amount of unpaid obligations and commitments in excess of $100,000;

(ix) any employment or consulting Contract involving annualized consideration in excess of $180,000;

(x) any Contract with any Governmental Authority (excluding Permits);

(xi) any Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(xii) any Contract relating to settlement of any Legal Proceeding within the past three years or any settlement with ongoing obligations involving aggregate consideration in excess of $100,000;

(xiii) any Contract that provides for non-monetary obligations on the part of the Company or any of its Subsidiaries, the non-performance of which obligations would reasonably be expected to have a Company Material Adverse Effect;

(xiv) any written agreement to enter into any of the foregoing; and

(xv) any other Contract, whether or not made in the ordinary course of business consistent with past practice, that is material to the Company or its Subsidiaries or the assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries.

(b) Each Company Material Contract is in full force and effect and (assuming the due authorization, execution and delivery by the relevant counter-party) constitutes the legal, valid and binding agreement of the Company or the applicable Subsidiary of the Company, and is enforceable against the Company or the applicable Subsidiary of the Company and, to the knowledge of the Company, each other party thereto, in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to creditors’ rights generally or to general principles of equity. Except as set forth on Section 4.10(b) of the Company Disclosure Letter, the Company or applicable Subsidiary of the Company and, to the knowledge of the Company, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in breach of, or default under, in any material respect, any Company Material Contract. To the knowledge of the Company, no event has occurred that (with or without notice or lapse of time) would reasonably be expected to result in a breach of or violation of, or a default under, the terms of any Company Material Contract. A true and complete copy of each Company Material Contract, including any amendments thereto, has been made available to Acquiror. No party to any Company Material Contract has exercised any termination or cancellation rights with respect thereto and neither the Company nor any of its Subsidiaries have received (or given) any written notice of the intention of any party to any Company Material Contract to terminate, cancel, breach, amend the terms of or accelerate the maturity or performance of any Company Material Contract or alleging invalidity or unenforceability of such Company Material Contract. No party to any Company Material Contract has claimed in event of “force majeure” or similar concept under any Company Material Contract.

Section 4.11.  Customers and Vendors.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth (i) the ten (10) largest customers of the Company and its Subsidiaries in 2021 (based on the dollar amount of sales to such customers during the twelve (12) months ended December 31, 2021) (the “Company Material Customers”), (ii) the amount invoiced to such Company Material Customer during such period and (iii) the percentage of total sales of the business represented by sales to each Company Material Customer during such period. All Company Material Customers continue to be customers of the Company and its Subsidiaries, and no Company Material Customer has materially reduced its business with the Company and its Subsidiaries from the levels achieved between January 1, 2021 and December 31, 2021. Neither the Company nor any of its Subsidiaries have received any notice, nor does the Company or any of its Subsidiaries have any reason to believe, that any Company Material Customer has (x) ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company’s business or (y) sought, or is seeking, to reduce the price it will pay for the products or services of the Company’s business. No Company Material Customer has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby or otherwise.

(b) Section 4.11(b) of the Company Disclosure Letter sets forth (i) the ten (10) largest vendors of the Company and its Subsidiaries in 2021 (based on the dollar amount of payments to such vendors during the twelve (12) months ended December 31, 2021) (the “Company Material Vendors”) and (ii) the amount which each Company Material Vendor invoiced the Company or its Subsidiaries during such period. Except as set forth on Section 4.11(b) of the Company Disclosure Letter, all Company Material Vendors continue to be vendors of the Company and its Subsidiaries, and no Company Material Vendor has materially reduced its business with the Company and its Subsidiaries from the levels achieved between January 1, 2021 and December 31, 2021. Neither the Company nor any of its Subsidiaries have received any notice, nor does the Company or any of its Subsidiaries have any reason to believe, that there has been any material adverse change in the price of such products, supplies or services provided by any Company Material Vendor, or that any Company Material Vendor will not sell products, supplies or services to the Company and its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company, subject to general and customary price increases. No Company Material Vendor has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby or otherwise.

Section 4.12. Title to Assets; Sufficiency of Assets; Real Property.

(a) The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all tangible assets (other than real property) and personal property (“Tangible Assets”) that it purports to own or lease, as applicable, including those reflected in the Financial Statements or acquired after the date of the most recent balance sheet included in the Financial Statements, other than properties and assets sold, consumed or otherwise disposed of in the ordinary course of business consistent with past practice since date of the most recent balance sheet included in the Financial Statements.

(b) The assets and properties owned, leased or licensed by the Company and its Subsidiaries constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the business of the Company and its Subsidiaries as currently conducted and will be sufficient for the Company to continue to operate the business of the Company and its Subsidiaries immediately following the Closing in the same manner as currently conducted. The Tangible Assets of the Company are in good operating condition and repair (ordinary wear and tear excepted), and are useable for their intended purpose. The present quantities of all inventory, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items, are reasonable in the present circumstances of the business of the Company and its Subsidiaries. Except as set forth on Section 4.12(b) of the Company Disclosure Letter, all such properties and assets (including leasehold interests) are free and clear of Liens, except for the Permitted Liens.

(c) The Company and its Subsidiaries own no real property. Section 4.12(c) of the Company Disclosure Letter is a true and complete list of: (i) the street address, legal description and tax parcel identification number of each parcel Leased Real Property, and (ii) all leases for the Leased Real Property, including any assignments thereof and amendments or other modifications thereto (collectively, “Real Property Leases”), including the identification of the lessee and lessor thereunder. The Leased Real Property constitutes all of the real property rights necessary and sufficient for the conduct and operation of the Company’s business and currently conducted. The Company or a Subsidiary of the Company has a valid leasehold interest in all Leased Real Property.

(d) The Company has delivered to Acquiror true and complete copies of the Real Property Leases. The Company (i) has paid in full all rents, deposits and other amounts due pursuant to such Real Property Leases (and no security deposit or portion thereof has been applied in respect of a breach or default under any such Real Property Lease that has not been redeposited in full), (ii) has not received any written notice that the fee owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Leased Real Property or the rents or use fees due thereunder, (iii) is not in default under any Real Property Lease, and (iv) is not aware of any default by the fee owner of any Leased Real Property under the applicable Real Property Lease. The Real Property Leases are in full force and effect. The Company does not currently sublease, license or otherwise grant any Person the right to use or occupy any Leased Real Property or any portion thereof.

(e) All of the improvements on the Leased Real Property are (i) in material compliance with all applicable Laws, including those pertaining to zoning, building and the disabled, (ii) in good repair and in good condition, ordinary wear and tear excepted, (iii) free from patent and, to the knowledge of the Company, latent defects, and (iv) sufficient for the operation of the Company’s business as it is currently conducted on the Leased Real Property. To the knowledge of the Company, no part of any of the improvements on the Leased Real Property encroaches on the real property of any other Person. The Company currently enjoys peaceful and undisturbed possession of the Leased Real Property.

(f)   There are no contractual or legal restrictions that preclude or materially restrict the ability to use any Leased Real Property by the Company or any of its Subsidiaries as currently used by the Company and its Subsidiaries.

Section 4.13.   Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Letter lists all (i) patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Registered IP”) (ii) unregistered trademarks included in the Company Intellectual Property; (iii) all, if any, proprietary Software included in the Company Intellectual Property (“Company Software”); and (iv) an overview of material trade secrets held by the Company or any of its Subsidiaries. Except as set forth on Section 4.13(a) of the Company Disclosure Letter, and other than any Company Registered IP which the Company has abandoned or otherwise allowed any applicable registration to lapse, the Company or a Subsidiary of the Company exclusively owns all Company Registered IP and solely owns all other Company Intellectual Property, free and clear of all Liens other than Permitted Liens. The consummation of this transactions as contemplated by this Agreement shall not affect, diminish, or terminate the ownership or use of any Company Intellectual Property or other Intellectual Property used or held for use in the conduct of the business (collectively, the “Company IP”) or the Company’s or any of its Subsidiary’s rights to use the Company IP on the same basis as prior to the consummation of the transaction as contemplated by this Agreement. No current or former partner, director, officer, or employee of the Company or any of its Subsidiaries will, after giving effect to each of the transactions contemplated in this Agreement, own or retain any ownership rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Company Intellectual Property.

(b) To the knowledge of the Company, the Company Intellectual Property is valid, subsisting, and enforceable. The Company and each of its Subsidiaries owns or has the right or license to use all of the Intellectual Property used in its business as currently conducted free and clear of all Liens other than Permitted Liens.

(c) Except as set forth on Section 4.13(c) of the Company Disclosure Letter, (i) neither the Company or its Subsidiaries, nor the conduct of their respective businesses, have infringed, misappropriated or otherwise violated the Intellectual Property of any Person, and (ii) to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company IP. There are no pending Governmental Orders received by the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is infringing, misappropriating, or otherwise violating any Intellectual Property of a Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Company Intellectual Property. Except as set forth on Section 4.13(c) of the Company Disclosure Letter, the Company and its Subsidiaries have not received any written claim, “cease and desist” letter, or like correspondence from any Person alleging that the Company or any of its Subsidiaries is infringing, misappropriating, or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Company Intellectual Property.

(d) Except as set forth on Section 4.13(d) of the Company Disclosure Letter, all employees, contractors and agents of the Company and its Subsidiaries involved in the conception, development, authoring, creation, or reduction to practice of any material Intellectual Property for the Company or any of its Subsidiaries have executed agreements that assign such employee’s, contractor’s or agent’s rights in and to such Intellectual Property to the Company or a Subsidiary of the Company, and the Company has provided copies of such agreements to Acquiror. The Company has taken commercially reasonable measures to protect the confidentiality of trade secrets and confidential information used in the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted.

(e) No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person (other than Persons who receive such source code for the sole purpose of providing services to or on behalf of the Company or its Subsidiaries) as of the Closing Date. The Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred and no circumstance or condition exists that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software to any Person.

(f) Section 4.13(f) of the Company Disclosure Letter sets forth an accurate and complete list of all Open Source Materials included in, combined with, or used in the delivery of, any Company Software and identifies each relevant license for such Open Source Materials and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified or distributed by the Company or any of its Subsidiaries). No Company Software or Company Intellectual Property are subject to any “copyleft” or other obligation or condition. With respect to Open Source Materials that are or have been used by the Company and its Subsidiaries in any way, the Company and its Subsidiaries have been and are in compliance with the terms and conditions of all applicable licenses for the Open Source Materials, including attribution and copyright notice requirements.

(g) The Company and its Subsidiaries own, lease or license IT Systems of a sufficient quantity and size to operate the business in all material respects as currently conducted and as proposed to be conducted. The Company and its Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of data and information, including having disaster recovery plans, procedures and facilities, and, as applicable, taking steps to implement such plans and procedures, including by implementing plans and procedures (i) that manage mobile devices, including those provided to employees or contractors by the Company or any of its Subsidiaries and those provided by such individuals themselves, (ii) that provide continuous monitoring and alerting of material problems or issues with the IT Systems, and (iii) that periodically monitor network traffic for threats and scan and assess vulnerabilities in the IT Systems. To the knowledge of the Company, the computer systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components intentionally designed to permit (1) unauthorized access to a computer or network, (2) unauthorized disablement or erasure of software, hardware or data, or (3) any other similar type of unauthorized activities. Except as set forth on Section 4.13(g) of the Company Disclosure Letter, in the past three (3) years, there has been no failure, substandard performance, or breach of any computer systems of the Company, its Subsidiaries or its contractors that has caused any material disruption to the business of the Company or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Company. The Company has taken reasonable technical, administrative, and physical measures to protect the integrity and security of the computer systems and the data stored thereon from unauthorized use, access, or modification by third parties.

(h) The Company and its Subsidiaries are, and have been, in compliance in all material respects with all applicable Privacy/Data Security Requirements and all Personal Information collected, stored, acquired, used or otherwise processed by the Company or its Subsidiaries can be used by the Company after the Closing in the manner presently used and in a manner consistent with the past practices of the Company.

(i) The Company and its Subsidiaries have not provided or been legally required to provide any notice to data owners or a Governmental Authority in connection with any unauthorized access, use, or disclosure of Personal Information. With respect to all Personal  Information collected, stored, acquired, used or otherwise processed in the business of the Company, to the knowledge of the Company, no consents or approvals of, or filings or registrations with, any Governmental Authority or any other Person are required to be made or obtained in connection with the execution, delivery or performance of this Agreement, or to consummate the transactions contemplated hereby.

Section 4.14.  Insurance. Section 4.14 of the Company Disclosure Letter sets forth a list, as of the date hereof, of all insurance policies maintained by the Company and its Subsidiaries or with respect to which the Company is a named insured or otherwise the beneficiary of coverage, setting forth the name of the insurer(s), the holder of each such policy, the nature of coverage, and the expiration dates thereof (collectively, the “Company Insurance Policies”). Such Company Insurance Policies are valid and binding and in full force and effect on the date of this Agreement and all premiums due on such Company Insurance Policies have been paid, and the Company and its Subsidiaries have not been issued or received any written notice of cancellation, modification or termination in respect of any such Company Insurance Policies nor is the Company or any of its Subsidiaries in material default thereunder. True, correct and complete copies of the Company Insurance Policies have been made available to Acquiror. The Company and its Subsidiaries maintain, and have maintained at all times in the past three (3) years, insurance against liabilities, claims, and risks of a nature and in such amounts as are normal and customary for comparable entities in their industry. Such policies are sufficient for compliance with all applicable Laws and all Contracts to which the Company or any of its Subsidiaries is a party or by which any of such Persons is bound in all material respects. Except as set forth on Section 4.14 of the Company Disclosure Letter, there is no material claim by the Company or any of its Subsidiaries currently pending under any such insurance as to which coverage has been denied or disputed by the insurers of such policies, nor has the Company or any of its Subsidiaries failed to give notice in a proper and timely manner of any matter capable of coverage under such insurance. With respect to such insurance, all coverage limits, deductibles and self-insured retention amounts, as applicable, are commercially reasonable.

Section 4.15.  Legal Proceedings; Orders.

(a) Except as set forth on Section 4.15(a) of the Company Disclosure Letter, there are no, and during the three (3)-year period prior to the Closing Date there have not been any, Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor, to the knowledge of the Company, is there any basis for any such Legal Proceeding, (i) affecting any of its properties or assets (or against stockholders of the Company or any Affiliate thereof and relating to the Company or any of its Subsidiaries) or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement. There is no Legal Proceeding by the Company or any stockholder of the Company or any Affiliate thereof pending, or which the Company, any stockholder of the Company or any Affiliate thereof has commenced preparations to initiate, against any other Person in connection with the business of the Company and its Subsidiaries.

(b) Except as set forth on Section 4.15(b) of the Company Disclosure Letter, there are no material outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. To the knowledge of the Company, no officer or other employee of the Company or any of its Subsidiaries is subject to any Governmental Order that prohibits such officer or other employee from engaging in or continuing any conduct any activity or practice relating to the Company’s business.

Section 4.16.  Compliance with Laws; Permits.

(a) The Company and its Subsidiaries and their respective officers, directors, managers, stockholders, agents and employees are, and during the three-year period prior to the Closing Date have been, in material compliance with all Laws and Governmental Orders applicable to the Company’s business, properties or assets and, to the knowledge of the Company, none of the Company, its Subsidiaries or any of their respective officers, directors, managers, stockholders, agents or employees is under investigation with respect to any violation of any Law or Governmental Order applicable to the Company’s business, properties or assets. The Company maintains adequate internal controls and has implemented and maintains policies and procedures to detect and prevent any misconduct or violations of applicable Laws.

(b) Neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors, managers, stockholders, agents or employees have received any notification, Governmental Order, complaint or other communication from any Governmental Authority that has not yet been fully resolved asserting that the Company, its Subsidiaries or such Person is not in compliance, in any material respect, with any Law and, to the knowledge of the Company, there is no basis for any such notification, Governmental Order, complaint or other communication.

(c) Section 4.16(c) of the Company Disclosure Letter sets forth each material Permit held by the Company or its Subsidiaries. The Company and its Subsidiaries have all Permits required for the Company and its Subsidiaries to conduct their business as presently conducted and to own its properties and such Permits are valid and in full force and effect. The Company and its Subsidiaries are in compliance in all material respects with the terms, provisions, and conditions of the Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened.

Section 4.17.   Environmental Matters. Except as set forth on Section 4.17 of the Company Disclosure Letter:

(a) The Company and its Subsidiaries are and for the past three (3) years have been, in material compliance with all Environmental Laws and material Permits issued under Environmental Laws, and possess all material Permits required by Environmental Laws for the operation of their business.

(b) All material violations of Environmental Laws by the Company and its Subsidiaries, if any, have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters without any ongoing material obligations.

(c) To the knowledge of the Company, there have not been any material Releases of Hazardous Materials from the assets of the Company and its Subsidiaries, or for which the Company and its Subsidiaries are responsible, that require material uncompleted remediation or give rise to any material Liability under any Environmental Law (except those, if any, that have been fully and finally resolved).

(d) Neither the Company nor any of its Subsidiaries is subject to any pending or threatened (in writing) action, suit, demand, notice of noncompliance, notice of liability, proceeding, or claim related to any actual or alleged non-compliance with, or Liability or obligation under, Environmental Laws, that could reasonably be expected to result in any material Liability under Environmental Laws with respect to the Company or its Subsidiaries.

Section 4.18.  Employee Benefit Matters.

(a) Section 4.18(a) of the Company Disclosure Letter contains a list of any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement which is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Affiliates or with respect to which the Company or any of its Affiliates could have any direct or indirect liability, or has been so sponsored, maintained or contributed to within the last six (6) years by the Company or any of its Affiliates (whether or not material, each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, the Company has made available to Acquiror accurate, current and complete copies of each of the following: (i) where the Company Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Company Benefit Plan has not been reduced to writing, a written summary of all material plan terms, and, as applicable (iii) current summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent report filed on Form 5500, and all related trust or funding agreements associated with such Company Benefit Plan.

(b) To the knowledge of the Company, each Company Benefit Plan and related trust, insurance contract or fund has been administered and operated in material compliance with (i) its terms and (ii) the applicable provisions of ERISA, Patient Protection and Affordable Care Act of 2010, the Code and all other applicable Laws. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Company Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Company Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. The Company has provided to Acquiror a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Qualified Benefit Plan, and, to the knowledge of the Company, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth on Section 4.18(b) of the Company Disclosure Letter, all benefits, contributions and premiums required by and due under the terms of each Company Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Company Benefit Plan, the terms of all applicable Laws and GAAP.

(c) None of the Company or any of its Affiliates contributes to or has at any time within the previous six years contributed to or had an obligation to contribute to, and no Company Benefit Plan is: (i) a “multi-employer plan” (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) a “multiple employer plan” as defined in Section 413(c) of the Code.

(d) Other than as required under Section 4980B of the Code or other applicable Law, no Company Benefit Plan provides, and none of the Company or any of its Affiliates have an obligation to provide, any benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) There is no pending or, to the knowledge of the Company, threatened action or other Legal Proceeding relating to a Company Benefit Plan. No Company Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(f)  Except as set forth on Section 4.18(f) of the Company Disclosure Letter, or as expressly contemplated by the terms of this Agreement, no Company Benefit Plan exists that could: (i) result in payment becoming due to any employee, director or consultant of any money or other property or materially increase any benefits otherwise payable by The Company or any of its Affiliates; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Acquiror or its Affiliates to merge, amend or terminate any Company Benefit Plan, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Section 4.18(f) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code is listed in Section 4.18(g) of the Company Disclosure Letter and has at all times been administered in documentary and operational compliance with the requirements of Section 409A of the Code and the applicable Treasury Regulations and Internal Revenue Service guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code. None of the Company or any of its Affiliates has any obligation to gross-up or otherwise reimburse any service provider of the Company for any tax incurred by such Person pursuant to Sections 4999 or 409A of the Code.

Section 4.19.  Employment Matters.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth each employee’s: (i) name; (ii) job title; (iii) date on which his or her employment commenced; (iv) site of employment; (v) base salary or hourly wage, as applicable; (vi) all incentives and other compensation (including bonuses or commission payments) for which he or she is eligible; (vii) status as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage law(s); and (viii) co- or joint-employment relationship with any party, as applicable. Section 4.19(a) of the Company Disclosure Letter sets forth each consultant and independent contractor engaged by the Company or its Subsidiaries, including such Person’s name and compensation.

(b) The Company and its Subsidiaries are not, and never have been, a party to, or bound by, any collective bargaining or other Contract with a labor union or other organization or representative representing any of its employees and no such agreement is being negotiated. To the knowledge of the Company, there are no current union organizing efforts or representational demands involving the employees of the Company or its Subsidiaries and, to the knowledge of the Company, there have been no such efforts or demands in the three (3) years prior to the date hereof. In the three (3) years prior to the date hereof, there has not been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are, and have been at all times in the three (3) years prior to the date hereof, in material compliance with all applicable Laws relating to labor and employment, including all such Laws relating to terms and conditions of employment, wages and hours, rest and meal breaks, overtime payments, compliance with the Fair Labor Standards Act and similar state and local laws, recordkeeping, employee notices, expense reimbursement, employee classification, non-discrimination, non-harassment, non-retaliation, employee benefits, employee leave, payroll documents, pay stubs, record retention, expense reimbursement, employee notices, equal opportunity, immigration, occupational health and safety, the WARN Act, severance, termination or discharge, collective bargaining, government contractor and subcontractor compliance, the payment of employee welfare and retirement benefits, and the full payment of all required social security contributions and Taxes. All wages, overtime payments, bonuses and other compensation, if any, due and payable as of the Closing Date to all employees and all other present and former employees and contractors of the Company or its Subsidiaries has been paid in full, or will be paid in full, to such individuals prior to the Closing.

(d) Except as set forth on Section 4.19(d) of the Company Disclosure Letter, there are no actions, suits, claims, grievances, charges, arbitrations, investigations, audits, or other Legal Proceedings against the Company or its Subsidiaries pending, or to the knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or engagement or termination of employment or engagement of any current or former employee or contractor of the Company or its Subsidiaries, including, without limitation, any claim relating to wages and hours, unfair labor practices, employment discrimination, meal or rest breaks, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

Section 4.20.  Taxes.

(a) The Company and each of its Subsidiaries have duly and timely filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company or such Subsidiary, as applicable, within the time and in the manner required by applicable Law (giving regard to valid extensions). Such Tax Returns are true, complete and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return (other than ordinary course extensions of time to file Tax Returns). All material Taxes due and owing by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be liable have been duly and timely paid (whether or not such Taxes are reflected on a Tax Return) and the Company is not delinquent in the payment of such Taxes.

(b) No extensions or waivers of statutes of limitations have been given or requested with respect to the assessment or collection of any material Taxes of the Company or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns).

(c) There are no Liens on any of the assets of the Company or any of its Subsidiaries attributable to Taxes other than statutory Liens for Taxes that are not yet due and payable.

(d) There are no ongoing Legal Proceedings by any taxing authority against the Company or any of its Subsidiaries. There is no claim in writing against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed in writing or, to the knowledge of the Company, threatened with respect to any Taxes or Tax Returns of or with respect to the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, allocation or indemnity agreements or arrangements (except, for the avoidance of doubt, any agreement or arrangement the principal purpose of which does not relate to Tax). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Law) or as a transferee or successor (other than a member of the consolidated group of which the Company is the common parent (the “Company Consolidated Group”)). Other than the Company Consolidated Group, neither the Company nor any of its Subsidiaries has been a member of a Consolidated Group for U.S. federal or state income tax purposes.

(f)   All material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid to the applicable Governmental Authority and the Company and each of its Subsidiaries has substantially complied with all applicable legal requirements in connection therewith, such as information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(g) Neither the Company nor any of its Subsidiaries has received a written notice from any Governmental Authority with which the Company or any of its Subsidiaries does not currently file a particular Tax Return indicating that the Company or any of its Subsidiaries is or may be required to pay a particular Tax to, or file a particular Tax Return with, that Governmental Authority.

(h) Neither the Company nor any of its Subsidiaries (A) is a party to any “closing agreements” described in Section 7121 of the Code (or any comparable provision of state, local or foreign Law) or (B) has requested or received any Tax ruling, in either case, that would have continuing effect after the Closing Date.

(i) Except as set forth on Section 4.20(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has deferred any payroll Taxes pursuant to the CARES Act, an executive order or any similar provision of other applicable Law.

(j) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an adjustment under either Section 263A, Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) an intercompany transaction or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into or created on or prior to the Closing Date, (iv) an installment sale or open transaction disposition made on or prior to the Closing Date, (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, or (vi) a prepaid amount received on or prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (and all predecessor regulations).

(l) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence.

(m) Except as provided on Section 4.20(m) of the Company Disclosure Letter, each of the Company and its Subsidiaries is and has been since its date of formation treated as a corporation for U.S. federal income tax purposes.

(n) Neither the Company nor any of its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign applicable Law.

(o) Neither the Company nor or any of its Subsidiaries has any material unpaid liability for Taxes, other than Taxes that are adequately covered by entries reflected on the most recent balance sheet included in the Financial Statements or incurred in the ordinary course of business consistent with past practice after the date of the most recent balance sheet included in the Financial Statements in amounts materially consistent with comparable periods in prior years (adjusted for changes in ordinary course business operations).

(p) Neither the Company nor any of its Subsidiaries has taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(q) Notwithstanding anything to the contrary in this Agreement, this Section 4.20 (and Sections 4.9, 4.18 and 4.21 to the extent they relate to Taxes) contain the sole representations and warranties of the Company related to Taxes. Nothing in this Section 4.20 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, deductions, Tax credits, Tax basis or other Tax asset or attribute of the Company in any taxable period (or portion thereof) beginning after the Closing Date or (ii) any Tax position that Acquiror or any of its Affiliates (including the Company) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

Section 4.21. COVID-19. Neither the Company nor any of its Subsidiaries have received any loans or assistance pursuant to the SBA Paycheck Protection Program established by the CARES Act that have not been repaid or forgiven. To the extent the Company or any of its Subsidiaries took advantage of Deferred Payroll Taxes, the applicable entity was eligible to claim such deferral.

Section 4.22.   Product Liability; Warranties. Except as otherwise set forth on Section 4.22 of the Company Disclosure Letter, there is no Legal Proceeding from, by or before any Governmental Authority to which the Company or any Subsidiary is a party relating to any product manufactured, distributed or sold by the Company or any of its Subsidiaries.

Section 4.23 Brokers. Neither the Company nor any Subsidiary of the Company has retained a broker, finder, investment banker or financial advisor to act on its behalf in connection with the transactions contemplated by this Agreement, and no other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the stockholders of the Company, the Company or any Subsidiary of the Company.

Section 4.24.  Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.25.  Required Transaction. Prior to or on the date hereof, the Company has entered into the Required Transaction Merger Agreement. The Company has delivered to Acquiror a true, complete and correct copy of the Required Transaction Merger Agreement, including any exhibits and schedules thereto, prior to or on the date hereof.

Section 4.26.  No Additional Representation or Warranties. Except for the representations and warranties made by the Company in this Article IV or representations and warranties made by the Company, its Affiliates and/or their respective directors, managers, officers and equityholders in any Ancillary Agreement, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror, First Merger Sub or Second Merger Sub or their Affiliates with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Acquiror or made available to Acquiror in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR, FIRST MERGER SUB

AND SECOND MERGER SUB

Except as set forth in (i) any Acquiror SEC Filings furnished or filed prior to the date of this Agreement (including any documents incorporated by reference therein and excluding any disclosures set forth in any “risk factors” section or in any “forward-looking statements” section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), or (ii) in the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror , First Merger Sub and Second Merger Sub represent and warrant to the Company as follows:

Section 5.1.  Organization. Each of Acquiror , First Merger Sub and Second Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Each of Acquiror, First Merger Sub and Second Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror. Prior to the date of this Agreement, Acquiror has made available to the Company true and complete copies of the Governing Documents of Acquiror, First Merger Sub and Second Merger Sub and any amendments or supplements thereto, in each case, as in effect on the date of this Agreement.

Section 5.2.  Due Authorization.

(a) Each of Acquiror, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to (x) execute and deliver this Agreement and the documents contemplated hereby, and (y) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Acquiror Special Commitee and by Acquiror as the sole and managing member or shareholder, as applicable, of First Merger Sub and Second Merger Sub and (ii) determined by the Acquiror Special Commitee as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror, First Merger Sub and Second Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the (i) Acquiror Shareholder Approval and (ii) the consent of the holders of Acquiror Class B Ordinary Shares to the Domestication and the transactions contemplated thereby (the “Acquiror Class B Holder Consent”), which shall be delivered to Acquiror on or prior to the date of the Acquiror Shareholders’ Meeting). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror, First Merger Sub and Second Merger Sub, to the extent a party thereto, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of Acquiror, First Merger Sub and Second Merger Sub, to the extent a party thereto, enforceable against Acquiror, First Merger Sub and Second Merger Sub, to the extent a party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The Acquiror Shareholder Approval and the Acquiror Class B Holder Consent are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror, First Merger Sub and Second Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the Acquiror Special Commitee has approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3.  No Conflict. Subject to the Acquiror Shareholder Approval and receipt of the Governmental Approvals set forth in Section 5.7, the execution and delivery of this Agreement by Acquiror, First Merger Sub and Second Merger Sub and the other documents contemplated hereby by Acquiror, First Merger Sub and Second Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, First Merger Sub or Second Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, First Merger Sub or Second Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror, First Merger Sub or Second Merger Sub is a party or by which Acquiror, First Merger Sub or Second Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, First Merger Sub or Second Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror, First Merger Sub or Second Merger Sub to enter into and perform their obligations under this Agreement.

Section 5.4.   Litigation and Proceedings. In each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror, First Merger Sub or Second Merger Sub to enter into and perform their obligations under this Agreement, as of the date hereof (a) there are no initiated, pending or, to the knowledge of Acquiror, threatened, Legal Proceedings, against Acquiror, First Merger Sub or Second Merger Sub or their respective properties or assets; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or other inquiries have been initiated, are pending, or, to the knowledge of Acquiror, have been threatened against, Acquiror, First Merger Sub or Second Merger Sub or their respective properties or assets by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon Acquiror, First Merger Sub or Second Merger Sub; nor are any properties or assets of Acquiror, First Merger Sub or Second Merger Sub’s respective businesses bound or subject to any Governmental Order.

Section 5.5.   SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 2, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended or supplemented since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, or if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing, or if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing, the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of the Acquiror’s financial statements for external purposes in accordance with GAAP, and the Acquiror’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Acquiror’s auditors and the audit committee of the Board of Directors of Acquiror (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Acquiror’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(b) Since March 2, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of The New York Stock Exchange (“NYSE”). The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or prohibit or terminate the listing of Acquiror Class A Ordinary Shares on NYSE.

(c) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2021, the statement of operations, cash flow and shareholders’ equity of Acquiror for the period from December 23, 2020 (inception) through December 31, 2021, together with the auditor’s reports thereon, the unaudited balance sheet as of March 31, 2022 and the unaudited statement of operations, cash flow and shareholders’ equity of Acquiror for the period from December 31, 2021 through March 31, 2022, together with the notes thereto (collectively, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of the unaudited interim financial statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror or (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror.

Section 5.7.  Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of Acquiror, First Merger Sub or Second Merger Sub with respect to Acquiror’s Acquiror, First Merger Sub’s or Second Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (iii) the filing of the First Merger Certificate in accordance with the DGCL.

Section 5.8.  Trust Account. As of the date of this Agreement, Acquiror has at least $345,694,670 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 25, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (“Continental”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no Acquiror Shareholder, in its capacity as such, shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor First Merger Sub nor Second Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (after giving effect to Acquiror Share Redemptions) will not be available to Acquiror, First Merger Sub and Second Merger Sub on the Closing Date.

Section 5.9.  Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10.  Absence of Changes. Since March 2, 2021, (a) there has not been any event, change, effect, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror, First Merger Sub or Second Merger Sub to enter into and perform their obligations under this Agreement and (b) Acquiror, First Merger Sub or Second Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11.  No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror, First Merger Sub or Second Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror, First Merger Sub or Second Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of Acquiror, First Merger Sub and Second Merger Sub, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, First Merger Sub and Second Merger Sub, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12.  Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is 221,000,000 divided into (i) 200,000,000 Acquiror Class A Ordinary Shares, 34,500,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 Acquiror Class B Ordinary Shares, 8,625,000 of which are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares, par value $0.0001, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) All holders of Acquiror Class B Ordinary Shares have irrevocably waived any anti-dilution adjustment as to the ratio by which Acquiror Class B Ordinary Shares convert into Acquiror Class A Ordinary Shares or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transactions contemplated by this Agreement. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. Except as disclosed in the Acquiror SEC Filings and except for the Subscription Agreements and the Registration Rights Agreement, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c) Except as contemplated by this Agreement or the other documents contemplated hereby, in connection with any Acquiror PIPE Investment and for redemptions required pursuant to Acquiror’s Governing Documents, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into, exchangeable or exercisable for or with a value that is linked to Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries apart from First Merger Sub and Second Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person. Acquiror owns, directly or indirectly, 100% of all equity interests in First Merger Sub and Second Merger Sub.

Section 5.13.  Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14.  Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror, First Merger Sub or Second Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all income and material amounts of Taxes due and payable by Acquiror, First Merger Sub and Second Merger Sub (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of Acquiror, First Merger Sub or Second Merger Sub.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror, First Merger Sub or Second Merger Sub that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(d) No Tax audit or other examination of Acquiror, First Merger Sub or Second Merger Sub is presently in progress, nor has Acquiror been notified in writing of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination.

(e) There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of Acquiror, First Merger Sub or Second Merger Sub.

(f)  Neither Acquiror, First Merger Sub or Second Merger Sub has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(g) Neither Acquiror, First Merger Sub or Second Merger Sub has taken any action, nor to the knowledge of Acquiror, First Merger Sub or Second Merger Sub, are there any facts or circumstances, that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. Since their respective formations, First Merger Sub has always been a wholly owned, domestic Subsidiary of Acquiror that is treater as a C corporation for U.S. federal (and applicable state and local) income tax purposes, and Second Merger Sub has always been a wholly owned, domestic Subsidiary of Acquiror that is disregarded as separate from Acquiror for U.S. federal (and applicable state and local) income tax purposes.

(h) Notwithstanding anything to the contrary herein, this Section 5.14 contains the sole representations and warranties concerning Taxes of Acquiror, First Merger Sub and Second Merger Sub.

Section 5.15.  Business Activities.

(a) Since formation, neither Acquiror, First Merger Sub or Second Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror, First Merger Sub or Second Merger Sub or to which Acquiror, First Merger Sub or Second Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror, First Merger Sub or Second Merger Sub or any acquisition of property by Acquiror, First Merger Sub or Second Merger Sub or the conduct of business by Acquiror, First Merger Sub or Second Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror, First Merger Sub or Second Merger Sub.

(b) Except for First Merger Sub, Second Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, neither First Merger Sub nor Second Merger Sub owns or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) First Merger Sub and Second Merger Sub were formed solely for the purpose of effecting the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and have no, and at all times prior to the First Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof, except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror, First Merger Sub nor Second Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $250,000 in the aggregate with respect to any individual Contract, other than Acquiror Transaction Expenses. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.16.  NYSE Stock Market Quotation. The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “FACT”. Acquiror is in compliance with the rules of NYSE and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or terminate the listing of Acquiror Class A Ordinary Shares on NYSE. None of Acquiror, First Merger Sub or Second Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares under the Exchange Act except as contemplated by this Agreement.

Section 5.17.  Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The (A) Registration Statement will not, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) Proxy Statement will not, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.18.   No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror, First Merger Sub and Second Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or in the Ancillary Agreements, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.19.   No Additional Representation or Warranties. Except as provided in this Article V or in any Ancillary Agreement, neither Acquiror, First Merger Sub nor Second Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, shareholders, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, First Merger Sub or Second Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, First Merger Sub or Second Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, First Merger Sub or Second Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, First Merger Sub or Second Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI

COVENANTS OF THE COMPANY

Section 6.1.  Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course of business consistent with past practice; provided, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Company and its Subsidiaries and/or the health and safety of their respective employees and (ii) the Company shall, unless prohibited by Law, inform Acquiror of any such actions prior to the taking thereof and shall consult with and consider in good faith any suggestions or modifications from Acquiror with respect thereto. Without limiting the generality of the foregoing, during the Interim Period, the Company shall not, and the Company shall cause its Subsidiaries not to, except as contemplated by this Agreement, the Ancillary Agreements or the Required Transaction, as required by Law, as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests at no more than cost by the Company or its Subsidiaries, (ii) the withholding of shares of common stock of the Company to satisfy Tax obligations with respect to equity awards of the Company or (iii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e) (i) modify in any material respect adverse to the Company or any of its Subsidiaries or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12 of the Company Disclosure Letter, or any Real Property Lease or (ii) enter into any Contract of a type required to be listed on Sections 4.12(a)(vi), 4.12(a)(vii), 4.12(a)(x), 4.12(a)(xi), 4.12(a)(xiii) (or, to the extent relating to any of the foregoing, Section 4.12(a)(xiv)) of the Company Disclosure Letter, or any Real Property Lease;

(f)  sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (iii) transactions in the ordinary course of business consistent with past practice, and (iv) dispositions of assets or properties with a fair market value in the aggregate of up to $20,000,000;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by existing Company Benefit Plans, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee (other than the Persons set forth on Section 6.1(h) of the Company Disclosure Letter) with an annual base compensation of less than $270,000 in the ordinary course of business consistent with past practice, (ii) make any material change in the key management structure of the Company or any of the Company’s Subsidiaries, or hire, promote, demote or terminate the employment of any Person set forth on Section 6.1(h) of the Company Disclosure Letter or any employees of the Company or any of the Company’s Subsidiaries with an annual base compensation of $270,000 or above, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, (iv) materially increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries, (vi) plan, announce, implement, or effect the reduction in force, lay-off, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of employees of the Company or any of the Company’s Subsidiaries or (vii) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such transaction (i) in which the aggregate consideration does not exceed, individually or in the aggregate, $5,000,000 and (ii) that is not reasonably expected to, individually or in the aggregate, prevent or materially impair or delay the ability of the Company to perform its obligations hereunder;

(j) make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Company or any of the Company’s Subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its wholly owned Subsidiaries or among the wholly-owned Subsidiaries and (iii) extended payment terms for customers in the ordinary course of business;

(k) (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes or change any Tax accounting period in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (v) settle any claim or assessment in respect of any material Taxes or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(m) (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (A) incurred in the ordinary course of business pursuant to interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, or letters of credit, bank guarantees, bankers’ acceptances and other similar instruments entered into in connection with Leased Real Property, or (B) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly-owned Subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $5,000,000, except as otherwise contemplated by this Agreement or as such obligations become due;

(n) issue any additional shares of capital stock or securities exercisable for or convertible into capital stock or grant any additional equity or equity-based compensation (including any options in respect of capital stock), other than (i) shares of common stock of the Company issuable upon exercise of stock option, in each case, outstanding on the date hereof in accordance with their terms as in effect as of the date of this Agreement, or (ii) the exercise of warrants to purchase capital stock of the Company or the conversion of any capital stock in accordance with its terms as in effect as of the date of this Agreement, in each case, that are outstanding as of the date hereof;

(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Mergers);

(p) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,000,000 individually and in the aggregate;

(q) grant to, or agree to grant to, any Person a license, covenant not to sue or other right under any Intellectual Property that is material to the Company and its Subsidiaries (other than nonexclusive licenses entered into in the ordinary course of business), or sell, transfer, assign or otherwise dispose of, abandon or permit to lapse any rights to any such Intellectual Property except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);

(r)   disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business or pursuant to written obligations to maintain the confidentiality thereof;

(s)   waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(t) make or commit to make capital expenditures other than in an amount not in excess of $5,000,000, in the aggregate;

(u) enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(v) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, except where such limitation does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the operation of the businesses of the Company and its Subsidiaries, taken as a whole, in the ordinary course of business consistent with past practice;

(w) amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of the Company or any of the Company’s Subsidiaries to be conducted in all material respects as conducted on the date hereof or as contemplated as of the date hereof; or

(x) enter into any agreement, in writing or otherwise, to do any action prohibited under this Section 6.1.

Section 6.2.  Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law (including any applicable COVID-19 Measures), (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period for the purpose of consummating the transactions contemplated hereby, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request for the purpose of consummating the transactions contemplated hereby; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company.

Section 6.3.  Preparation and Delivery of Additional Company Financial Statements. The Company shall deliver to Acquiror, (a) as soon as reasonably practicable following the date hereof, (i) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the twelve (12)-month periods ended December 31, 2020 and December 31, 2021, together with the auditor’s reports thereon and (ii) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of Solaria and its Subsidiaries as of and for the twelve (12)-month periods ended December 31, 2020 and December 31, 2021, together with the auditor’s reports thereon (collectively, the financial statements referred to in the foregoing clauses (i) and (ii), the “Additional Audited Financial Statements”), (b) no later than 60 days after the end of any quarterly period ending at least 45 days prior to the Closing Date, the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries (including, following the consummation of the Required Transaction, Solaria and its Subsidiaries) as of and for such quarter (the “Additional Unaudited Financial Statements”), and (c) in the event the Proxy Statement/Registration Statement is reasonably expected not to be declared effective before February 14, 2023 or Acquiror and the Company determine in good faith that it is probable that the Mergers will be consummated after March 1, 2023 pursuant to Section 8.7, as soon as reasonably practicable following the date of such determination, any audited or unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and stockholders’ equity of the Company and its Subsidiaries (including, following the consummation of the Required Transaction, Solaria and its Subsidiaries) required to be included in such filings as of the date such filings are expected to be made (the “Additional Required Financial Statements”, and together with the Additional Audited Financial Statements and Additional Unaudited Financial Statements, the “Additional Financial Statements”), in each case, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Additional Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to such Additional Financial Statements, as applicable, with the same force and effect as if made as of the date of this Agreement. In addition, the Company shall provide all assistance reasonably requested by Acquiror from time to time in connection with the preparation of any pro forma financial statements required to be presented in the Registration Statement under the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

Section 6.4.  280G Waiver. The Company shall use commercially reasonable efforts (i) to obtain a waiver from each “disqualified individual” (within the meaning of Section 280G of the Code) that shall provide that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code is not obtained, no payments or benefits that would separately or in the aggregate constitute “excess parachute payments” (within the meaning of Section 280G of the Code) with respect to such disqualified individual in the absence of such stockholder approval shall be payable to or retained by such disqualified individual to the extent such excess parachute payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of excise Taxes under Section 4999 of the Code upon such disqualified individual, and (ii) to solicit the approval of the Company’s stockholders under Section 280G(b)(5)(B). Neither the Company nor any of the Company’s Subsidiaries shall make any such excess parachute payments that are not so approved. The Company shall provide Acquiror with a copy of the form of such waiver, such disclosure statement, and the stockholder written consent for Acquiror’s review and approval, which shall not be unreasonably withheld, conditioned or delayed, no less than three (3) days prior to delivery to each such disqualified individual and the Company’s stockholders, respectively. No later than ten (10) Business Days prior to the Closing Date, with respect to each “disqualified individual” of the Company or any of the Company’s Subsidiaries, the Company shall provide to Acquiror a customary Section 280G analysis prepared by or on behalf of the Company that includes the Company’s good faith estimate of all payments and benefits that could be provided to such disqualified individual as a result of the transactions contemplated by this Agreement (alone or in combination with any other event) and such disqualified individual’s “base amount” as defined in Section 280G(b)(3) of the Code.

Section 6.5.   Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall cause its representatives acting on its or their behalf not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, in each case, in connection with an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

Section 6.6.   Required Transaction. As promptly as reasonably practicable following the date hereof and prior to the Closing (and in no event later than thirty (30) days following the date hereof), the Company shall consummate the Required Transaction.

Section 6.7.  Carlyle Consent. As promptly as reasonably practicable following the date hereof, the Company shall obtain (i) the written consent (an executed copy of which the Company shall promptly provide to Acquiror) of Carlyle with respect to the execution and delivery of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby by the Company, including, for the avoidance of doubt, for purposes of satisfying any and all applicable consent, approval or other similar requirements under the terms of the Amended and Restated Limited Liability Company Agreement of CS Solis LLC, dated as of February 14, 2022 , and the Designated Board Observer Agreement by and between the Company and CRSEF Solis Holdings, L.L.C, and (ii) entry of Carlyle into the Company Stockholder Support Agreement Joinder (together, such consent and joinder, the “Carlyle Consent”).

Section 6.8.  SCI Consent. As promptly as reasonably practicable following the date hereof, Solaria shall obtain the written consent (an executed copy of which Solaria shall promptly provide to Acquiror) of Structural Capital Investments III LP and any applicable Affiliates thereof with respect to the execution and delivery of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby by Solaria, including, for the avoidance of doubt, for purposes of satisfying any and all applicable consent, approval or other similar requirements under the terms of the Loan and Security Agreement of Solaria, effective as of October 29, 2020, as amended (such consent, the “SCI Consent”).

Article VII

COVENANTS OF ACQUIROR

Section 7.1.  Employee Matters.

(a) Equity Plans. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan in a form mutually agreeable to the Parties (the “Incentive Equity Plan”), which Incentive Equity Plan shall become effective upon the Closing Date (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company or Acquiror, as applicable) and shall, among other things, include (x) an initial share pool reserve for Company management of a number of Domesticated Acquiror Common Stock equal to 10% of total number of Domesticated Acquiror Common Stock outstanding on a fully diluted basis, as determined at the Closing and (y) an “evergreen” provision pursuant to which the number of Domesticated Acquiror Common Stock reserved for issuance under the plan shall be increased automatically each year by not more than 2% of the aggregate number of Domesticated Acquiror Common Stock outstanding on a fully diluted basis, as determined on December 31 of the previous year. Prior to the Closing Date, Acquiror shall approve and adopt an employee stock purchase plan in a form mutually agreeable to the Parties (the “ESPP”), which ESPP shall become effective upon the Closing Date, and with any changes or modifications thereto as the Company and Acquiror may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company or Acquiror, as applicable). Within five (5) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file a registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and ESPP remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2.  Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to Continental (which notice Acquiror shall provide to Continental in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause Continental to, and Continental shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3. NYSE Listing. From the date hereof through the First Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on NYSE, shall prepare and submit to NYSE a listing application in connection with the transactions contemplated by this Agreement, covering the Registration Statement Securities (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall use its reasonable best efforts to cause: (a) the Listing Application to have been approved by NYSE: (b) Acquiror to satisfy all applicable continuing listing requirements of NYSE; and (c) the Registration Statement Securities, to be approved for listing on NYSE with the trading ticker “CSLR”, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the First Effective Time, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto.

Section 7.4. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause First Merger Sub and Second Merger Sub to, except as contemplated by this Agreement (including as contemplated by the Additional Transactions or in connection with the Domestication) or the Ancillary Agreements, as required by Law, as set forth on Section 7.5  of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate its business in the ordinary course of business consistent with past practice provided, that, notwithstanding anything to the contrary in this Agreement, Acquiror, First Merger Sub and Second Merger Sub may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of COVID-19 or comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of Acquiror, First Merger Sub or Second Merger Sub and/or the health and safety of their respective employees and (ii) Acquiror, First Merger Sub or Second Merger Sub shall, unless prohibited by Law, inform the Company of any such actions prior to the taking thereof and shall consult with and consider in good faith any suggestions or modifications from the Company with respect thereto. Without limiting the generality of the foregoing, during the Interim Period, except as contemplated by this Agreement (including as contemplated by the Additional Transactions or in connection with the Domestication), the Ancillary Agreements or the Required Transaction, as required by Law, as set forth on Section 7.5 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause First Merger Sub and Second Merger Sub not to:

(i) seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror, First Merger Sub or Second Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s, First Merger Sub’s or Second Merger Sub’s Capital Stock, share capital or equity interests, (y) split, combine, reclassify or, except as contemplated by the Transaction Proposals, otherwise amend any terms of any shares or series of Acquiror’s, First Merger Sub’s or Second Merger Sub’s Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror, First Merger Sub or Second Merger Sub, other than a redemption of shares of Acquiror Common Stock required to be made as part of the Acquiror Share Redemptions;

(iii) (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes or change any Tax accounting period in respect of material Taxes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (v) settle any claim or assessment in respect of a material amount of Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror, First Merger Sub or Second Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (x) in support of the ordinary course operations of Acquiror or incident to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, material to Acquiror, (y) pursuant to any Contract set forth on Section 5.15 of the Acquiror Disclosure Letter or (z) incurred between Acquiror, First Merger Sub or Second Merger Sub;

(vii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include any pending or threatened Action);

(viii) (A) issue any Acquiror Securities or any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into, or for, Acquiror Securities, other than the issuance of the Aggregate Merger Consideration or in respect of any Acquiror PIPE Investment substantially concurrently with the Closing, or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof;

(ix) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(x) withdraw any funds from the Trust Account, other than as permitted by Acquiror’s Governing Documents or the Trust Agreement; or

(xi) enter into any agreement, in writing or otherwise, to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including First Merger Sub and Second Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

(c) Notwithstanding anything in this Section 7.5 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of Acquiror, First Merger Sub or Second Merger Sub and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, Acquiror, First Merger Sub or Second Merger Sub from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities or from otherwise distributing or paying over any funds held by Acquiror outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 7.6.  Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall:

(a) take all such action within its power as may be necessary or appropriate such that immediately following the First Effective Time, the Board of Directors of Acquiror shall consist of no more than seven (7) directors, to initially consist of (i) the individuals designated by the Company prior to Closing, which individuals shall include a majority of “independent” directors for the purposes of NYSE rules (each, an “Independent Director”), (ii) Tidjane Thiam (or another director designated by the Sponsor, subject to the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “First Sponsor Designee”), and (iii) Adam Gishen (or another director designated by the Sponsor, subject to the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed);

(b) cause the First Sponsor Designee to be nominated for election to the Board of Directors of Acquiror at each of the first three annual meetings of stockholders of Acquiror following the Closing; provided, that such nominee meets any generally-applicable qualification requirements for Directors set forth in the Certificate of Incorporation, bylaws or other written policy of the Company; and

(c) take all such action within its power as may be necessary or appropriate such that immediately following the First Effective Time, the initial officers of Acquiror shall be as set forth on Section 7.6(c) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the First Effective Time.

Section 7.7. Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the First Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company, the “Domesticated Acquiror Certificate of Incorporation”), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; and (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock.

Section 7.8. Indemnification and Insurance.

(a) From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless (x) each present and former director and officer of the Company and each of its Subsidiaries (the “Company Indemnified Parties”) and (y) the Sponsor, each present and former director, officer and Affiliate of Sponsor, Acquiror and each of their respective Subsidiaries (the “Acquiror Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the First Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b) For a period of six (6) years from the First Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual payable by Acquiror or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(e) Acquiror hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such D&O Indemnified Party serves as a manager, member, officer, employee or agent. Acquiror hereby agrees and acknowledges that notwithstanding any such rights that a D&O Indemnified Party may have with respect to any Other Indemnitor(s), (i) Acquiror is the indemnitor of first resort with respect to all D&O Indemnified Parties in respect of all obligations hereunder to indemnify and provide advancement of expenses to D&O Indemnified Parties, (ii) Acquiror shall be required to indemnify and advance the full amount of expenses incurred by the D&O Indemnified Parties, to the fullest extent required by this Agreement, applicable Law, the terms of the Domesticated Acquiror Certificate of Incorporation, the bylaws of Acquiror, any agreement to which Acquiror is a party, any vote of the stockholders or the Board of Directors of Acquiror, or otherwise, without regard to any rights the D&O Indemnified Parties may have against the Other Indemnitors and (iii) to the fullest extent permitted by applicable Law, Acquiror irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Acquiror further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the D&O Indemnified Parties have sought indemnification from Acquiror shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the D&O Indemnified Parties against Acquiror. Notwithstanding anything to the contrary herein, the obligations of Acquiror under this Section 7.8(e) shall only apply to D&O Indemnified Parties in their capacity as D&O Indemnified Parties.

Section 7.9. Acquiror Public Filings. From the date hereof through the First Effective Time, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10. Transaction Litigation.

(a) In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror or the Acquiror Special Committee by any of Acquiror’s shareholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the Board of Directors of the Company by any of the Company’s stockholders prior to the Closing, the Company shall promptly notify Acquiror of any such litigation and keep Acquiror reasonably informed with respect to the status thereof. The Company shall provide Acquiror the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to Acquiror’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.11. Expense Statements. At least three (3) Business Days prior to the Closing Date, (a) Acquiror shall deliver to the Company a written statement setting forth Acquiror’s good faith estimate of each accrued and unpaid Acquiror Transaction Expense as of the Closing Date and (b) the Company shall deliver to Acquiror a written statement setting forth the Company’s good faith estimate of each accrued and unpaid Company Transaction Expense as of the Closing Date.

Section 7.12. Non-Redemption Agreements. As soon as reasonably practicable after the execution of this Agreement, Acquiror shall use its commercially reasonable efforts to have the Requisite Acquiror Shareholders each execute and deliver to the Company the Acquiror Shareholder Non-Redemption Agreements pursuant to which the Requisite Acquiror Shareholders shall (a) agree to, in the case of any Requisite Acquiror Shareholder individually owning more than 5.0% of the then issued and outstanding shares of Acquiror Capital Stock, vote in favor of the transactions contemplated by this Agreement for which the approval of Acquiror Shareholders is required and (b) agree not to redeem or exercise any right to redeem any Class A Ordinary Shares of Acquiror that such Acquiror Shareholders hold of record or beneficially at any duly called meeting of Acquiror Shareholders where such Acquiror Shareholders are provided an opportunity to elect to redeem Class A Ordinary Shares of Acquiror. For the avoidance of doubt, Acquiror may not enter into any Acquiror Shareholder Non-Redemption Agreements (x) providing for any issuance of any equity or debt securities by the Acquiror or the Company or (y) that would impose any restrictions on the Acquiror whether before or after the Closing (other than confidentiality limitations or other immaterial obligations).

Section 7.13. Fairness Opinion. As soon as reasonably practicable after the execution of this Agreement, but in no event later than thirty (30) days after the execution of this Agreement, Acquiror shall have obtained the Acquiror Fairness Opinion and delivered a copy of such opinion to the Company and, prior to the closing of the Required Transaction, Solaria; provided, however, that Acquiror shall not be deemed to be in breach of this covenant if (i) Acquiror shall have failed to obtain the Acquiror Fairness Opinion within forty-five (45) days after the execution of this Agreement and (ii) the Company has not sought to terminate this Agreement on the basis of such failure pursuant to Section 10.1(g) within sixty (60) days after the execution of this Agreement.

Section 7.14. Additional Merger. Immediately after the Second Effective Time, Acquiror shall cause the consummation of the Additional Merger.

Article VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) comply promptly but in no event later than ten (10) Business Days after the closing of the Required Transaction with the notification and reporting requirements of the HSR Act; provided, that the Company and Acquiror shall not be required by this Section 8.1(a) to file any notification or reporting under the HSR Act if Company and Acquiror’s antitrust counsel agree in writing that none is required under the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Each of the Company and Acquiror shall cooperate in good faith with the Antitrust Authorities and use reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date).

(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that, such material may be (A) redacted as necessary (1) to comply with contractual arrangements, (2) to remove references concerning the valuation of the Company, or (3) to remove legally privileged content or (B) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers or directors of the recipient without the advance written consent of the party providing such materials; provided further that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law or by the relevant Governmental Authority, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) shares of Domesticated Acquiror Common Stock to be issued in exchange for the issued and outstanding Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares in the Domestication, and (B) shares of Domesticated Acquiror Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including NYSE) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC (to the extent permitted by the SEC).

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at each time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, on the date of any filing of the Proxy Statement with the SEC, on the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)   If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b) Acquiror Shareholder Approval.

(i) Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and the NYSE listing rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors or the Acquiror Special Committee, recommend to its shareholders the (A) approval of transfer by way of continuation and the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Complete Solaria, Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, in substantially the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) adoption and approval of this Agreement in accordance with applicable Law and NYSE rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication and Mergers, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) appointment of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. Subject to Section 8.2(b)(ii), the Board of Directors of Acquiror and the Acquiror Special Committee, as applicable, shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of Acquiror Class A Ordinary Shares the opportunity to elect redemption of such Acquiror Class A Ordinary Shares in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(ii) Notwithstanding the foregoing, at any time prior to, but not after, obtaining the Acquiror Shareholder Approval or, in the event that Acquiror and the Company determine in good faith that it is probable that the Mergers will be consummated after March 1, 2023, the approval of the Extension Proposal by shareholders of Acquiror, in response to an Acquiror Intervening Event, the Board of Directors of Acquiror and the Acquiror Special Committee may make a Modification in Recommendation if it shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Acquiror Intervening Event, a failure to make a Modification in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that the Board of Directors of Acquiror and the Acquiror Special Committee will not be entitled to make, or agree or resolve to make, a Modification in Recommendation until (A) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the Board of Directors of Acquiror and/or the Acquiror Special Committee, as applicable proposes to take such action and containing the material facts underlying the determination of the Board of Directors of Acquiror and/or the Acquiror Special Committee, as applicable, that an Acquiror Intervening Event has occurred, (B) until 5:00 p.m., Eastern Time, on the third Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the third Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional two-Business Day (instead of three-Business Day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), Acquiror shall have negotiated in good faith with the Company regarding any revisions or adjustments proposed by the Company during the Acquiror Intervening Event Notice Period to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the transactions contemplated by this Agreement and any Ancillary Agreement and not make such Modification in Recommendation, and (C) if the Company requested negotiations in accordance with the foregoing clause (B), Acquiror may make a Modification in Recommendation only if the Board of Directors of Acquiror and/or Acquiror Special Committee, as applicable, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the three Business Day period, offered in writing in a manner that would form a binding Contract if accepted by Acquiror (and the other applicable parties hereto), reaffirmed in good faith (after consultation with its outside legal counsel) that the failure to make an Modification in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. For purposes of this Section 8.2(b)(ii), an “Acquiror Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the Board of Directors of Acquiror or the Acquiror Special Committee as of the date of this Agreement, or if known or reasonably foreseeable to the Board of Directors of Acquiror or the Acquiror Special Committee as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Board of Directors of Acquiror or the Acquiror Special Committee as of the date of this Agreement; provided, that the fact in and of itself that the Company meets or exceeds or fails to meet or exceed internal projections, forecasts or revenue or earnings predictions for any period from the date hereof through the Closing shall not be considered when determining if an Acquiror Intervening Event has occurred; provided, further, that the foregoing exception shall not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions.

(c) Company Stockholder Approvals. The Company shall use its reasonable best efforts to (i) obtain and deliver to Acquiror, the Company Stockholder Approvals, (x) in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Stockholder Support Agreement), promptly following the time at which the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders, and in any event within one (1) Business Day after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders, and (y) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders, and in any event within one (1) Business Day after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders and, if applicable, any additional consents or approvals of its stockholders related thereto.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror or the Company or their respective Affiliates are required to obtain in order to consummate the Mergers, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by (i) the Company under this Section 8.3 will constitute a breach of Section 6.1 or (ii) Acquiror under this Section 8.3 will constitute a breach of Section 7.5.

Section 8.4. Section 16 Matters. Prior to the First Effective Time, each of Acquiror and the Company, as applicable, shall use all reasonable efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the Company Capital Stock (including derivative securities with respect to the Company Capital Stock) or Acquiror Common Stock, and acquisitions of Acquiror Common Stock (including derivative securities with respect to Acquiror Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.

Section 8.5. Additional Transactions. From and after the date hereof, the Company and the Acquiror shall pursue the Post-Signing Company Investment, and each of the Company and the Acquiror may pursue such other additional financing arrangements that the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such other additional financing arrangements by the Company or Acquiror shall be subject to the parties’ mutual agreement). With the Company’s prior consent, Acquiror may (i) enter into, and consummate the transactions contemplated by, subscriptions agreements (each, a “Subscription Agreement”) with investors (each, an “Acquiror PIPE Investor”) relating to an investment in Acquiror or a Subsidiary thereof (including the Initial Surviving Corporation following the Closing) (the “Acquiror PIPE Investment”) and/or back-stop or forward purchase agreements with certain beneficiaries of funds deposited in the Trust Account and (ii) incur or assume indebtedness (including pursuant to any new or existing financing facilities), issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any Subsidiary of Acquiror, and/or enter into any agreements relating to the foregoing (the “Acquiror Debt Transactions”, and together with the transactions contemplated by clauses (i) of this sentence, the “Additional Transactions”). The Company shall, and shall cause its representatives to, reasonably cooperate with Acquiror and its representatives (i) in connection with any efforts to enter into Post-Signing Company Subscription Agreements with the Post-Signing Company Investors and (ii) in a timely manner in connection with any Additional Transaction to which the Company has consented and any efforts to enter into non-redemption agreements with certain beneficiaries of funds deposited in the Trust Account, including, in each case of clauses (i) and (ii), (a) by providing such information and assistance as Acquiror may reasonably request (including, with respect to any Acquiror PIPE Investment, the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in such Acquiror PIPE Investment following the consummation of the transactions contemplated hereby), (b) granting such access to Acquiror and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations and due diligence sessions, as applicable, with respect to such efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations, and in the case of any Acquiror PIPE Investment, any road shows and drafting sessions). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company or its auditors.

Section 8.6. Available Acquiror Cash. From and after the date hereof, each of Acquiror and the Company shall use its reasonable best efforts to cause the Available Acquiror Cash to equal or exceed $100,000,000 as of immediately prior to the Closing.

Section 8.7. Extension of Time Period to Consummate a Business Combination.

(a) If Acquiror and the Company determine in good faith by January 1, 2023 that it is probable that the Mergers will be consummated after March 1, 2023, Acquiror shall prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of its shareholders for proposals to amend Acquiror’s Organizational Documents to extend the time period for Acquiror to consummate its initial Business Combination for an additional six (6) months, from March 1, 2023 to September 1, 2023 (the “Extension Proposal”). Acquiror shall use its reasonable best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. Acquiror shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments thereto provided by the Company.

(b) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Extension Proxy Statement or any supplement or amendment has been filed or of any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Extension Proxy Statement each time before any such document is filed with the SEC by Acquiror and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, each of Acquiror and the Company shall provide the each other party and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(c) Each of Acquiror and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practicable, to furnish the other party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, shareholders, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of Acquiror and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement, at the earlier of the date it is filed with the SEC or first mailed to the shareholders of Acquiror, shall be accurate in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its equityholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. If, at any time prior to the conclusion of the Extension Meeting, Acquiror or the Company becomes aware of (x) the Extension Proxy Statement’s containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or Acquiror (as applicable) shall promptly inform Acquiror or the Company (as applicable) and each cooperate with the other in filing with the SEC or mailing to the shareholders of Acquiror an amendment or supplement to the Extension Proxy Statement. Each of the Company and Acquiror shall use its commercially reasonable efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to Acquiror, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d) Acquiror shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to the shareholders of Acquiror in compliance with applicable Law, (B) duly (x) give notice of and (y) convene and hold a meeting of its shareholders (the “Extension Meeting”) in accordance with Acquiror’s Organizational Documents and applicable NYSE listing rules for a date no later than March 1, 2023; provided, that the Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, Acquiror shall have sufficient time to effectuate the amendment of the Acquiror’s Organizational Documents, and (C) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Extension Proposal, and (ii) provide its shareholders with the opportunity to elect to effect a redemption of shares of Acquiror Ordinary Shares at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account. Acquiror shall, through its Board of Directors or Acquiror Special Committee, recommend to its stockholders the approval of the Extension Proposal, and include such recommendation in the Extension Proxy Statement. Subject to Section 8.2(b)(ii), neither the Board of Directors of Acquiror nor the Acquiror Special Committee shall withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Extension Proposal.

(e) To the fullest extent permitted by applicable Law, (x) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Extension Meeting and submit for approval the Extension Proposal and (y) Acquiror agrees that if the Extension Proposal shall not have been obtained at any such Extension Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.7, and hold additional Extension Meetings in order to obtain approval for the Extension Proposal. Acquiror may only adjourn the Extension Meeting (i) to solicit additional proxies for the purpose of obtaining approval for the Extension Proposal, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Acquiror prior to the Extension Meeting, (iv) to allow reasonable additional time to reduce the number of Acquiror Ordinary Shares as to which the holders thereof have elected to effect a redemption thereof, or (iv) with the prior written consent of the Company; provided, that the Extension Meeting (A) may not be adjourned to a date that is more than ten (10) days after the date for which the Extension Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) shall be held no later than March 1, 2023; provided, that following the adjournment, the rescheduled Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, Acquiror shall have sufficient time to effectuate the amendment of the Acquiror’s Organizational Documents.

(f) As promptly as reasonably practicable following the approval of the Extension Proposal by the requisite holders of Acquiror Ordinary Shares (and in any event, within 2 Business Days thereafter), Acquiror shall file with the applicable Governmental Authority or Authorities the amendment to its Organizational Documents as contemplated by the Extension Proposal and shall deliver to the Company evidence thereof.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, First Merger Sub, Second Merger Sub and the Company. The obligations of Acquiror, First Merger Sub, Second Merger Sub and the Company to consummate, or cause to be consummated, the First Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) the Acquiror Shareholder Approval shall have been obtained;

(b) the Company Stockholder Approvals shall have been obtained;

(c) the waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, shall have expired or been terminated;

(d) there shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(e) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to any Acquiror PIPE Investment, the Company Investment and the payment of the Acquiror Share Redemption Amount;

(f)   the size and composition of the Board of Directors of Acquiror shall be as contemplated pursuant to Section 7.6 (assuming for purposes of testing this condition that each such director then satisfies applicable NYSE requirements and is willing to serve), to be effective as of immediately following the First Effective Time;

(g) the Listing Application shall have been approved by NYSE (subject to official notice of issuance), and the Registration Statement Securities shall have been approved for listing on NYSE;

(h) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

(i) the Board of Directors of Acquiror or the Acquiror Special Committee shall have received the opinion of a reputable financial advisory or valuation firm that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Aggregate Merger Consideration to be paid by Acquiror pursuant to this Agreement is fair from a financial point of view to Acquiror (such opinion, the “Acquiror Fairness Opinion”); provided that this condition to the obligations of Acquiror, First Merger Sub, Second Merger Sub and the Company to consummate, or cause to be consummated, the Mergers shall no longer apply on or after the sixtieth (60th) day following the date of this Agreement.

Section 9.2. Conditions to Obligations of Acquiror, First Merger Sub and Second Merger Sub. The obligations of Acquiror, First Merger Sub and Second Merger Sub to consummate, or cause to be consummated, the First Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror, First Merger Sub and Second Merger Sub:

(a) (i) the representations and warranties of the Company contained in Section 4.4 shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date; provided, however, that as used in this Section 9.2(a)(i), “material” shall mean, with respect to any number required to be set forth in Section 4.4, any deviations which, in the aggregate, are in excess of 5% of the outstanding capital stock of the Company on a fully diluted basis, (ii) the Company Fundamental Representations shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, and (iii) each of the other representations and warranties of the Company contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) since the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d) the Company shall have delivered to Acquiror a certificate, dated the Closing Date and signed by an officer of the Company, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(e) the Required Transaction shall have been consummated in accordance with the Required Transaction Merger Agreement;

(f)   the Company shall have obtained and delivered to Acquiror the Carlyle Consent; and

(g) the Company shall have obtained and delivered to Acquiror the SCI Consent.

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the First Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company and, to the extent the Required Transaction has not closed, Solaria:

(a) (i) the representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date; provided, however, that as used in this Section 9.3(a)(i), “material” shall mean, with respect to any number required to be set forth in Section 5.12, any deviations which, in the aggregate, are in excess of 5% of the outstanding capital stock of the Acquiror on a fully diluted basis, (ii) the representations and warranties of Acquiror contained in Section 5.2 and Section 5.13 shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date and (iii) each of the other representations and warranties of Acquiror contained in this Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror’s ability to consummate the transactions contemplated by this Agreement;

(b) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) Acquiror shall have filed a certificate of incorporation with the Secretary of State of Delaware and adopted bylaws (in substantially the forms attached as Exhibits A and B hereto, respectively, with such changes as many be agreed in writing by Acquiror and the Company);

(d) the Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;

(e) the Available Acquiror Cash shall be no less than $100,000,000; and

(f)  Acquiror shall have delivered to the Company a certificate, dated the Closing Date and signed by an officer of the Acquiror, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1.  Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by written consent of the Company and Acquiror and, prior to the closing of the Required Transaction, Solaria;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers;

(c) by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been a Modification in Recommendation;

(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company, Solaria and their respective Subsidiaries taken as a whole set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before March 1, 2023, or, if an Extension Proposal has been approved by Acquiror’s Shareholders, September 1, 2023 (such applicable date, the “Agreement End Date”), unless Acquiror is in breach hereof, which breach would cause any condition set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied. For purposes of this Section 10.1(e)(i), there shall have been a breach of Section 4.4 hereof with respect to the accuracy of any of the numbers set forth therein if, and only if, with respect to any number required to be set forth in Section 4.4, there are any deviations which, in the aggregate, are in excess of 5% of the outstanding capital stock of the Company on a fully diluted basis;

(f)  by Acquiror if the Company Stockholder Approvals shall not have been obtained within ten (10) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders; provided that this termination right shall cease to apply once the Company Stockholder Approvals shall have been obtained (even if after the period provided above);

(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, First Merger Sub or Second Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in breach hereof, which breach would cause any condition set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied. For purposes of this Section 10.1(g)(i), there shall have been a breach of Section 5.12 hereof with respect to the accuracy of any of the numbers set forth therein if, and only if, with respect to any number required to be set forth in Section 5.12, there are any deviations which, in the aggregate, are in excess of 5% of the outstanding capital stock of the Acquiror on a fully diluted basis;

(h) by the Company if the Company has not consummated Post-Signing Company Convertible Notes for an aggregate purchase price of at least $10,000,000 on or before January 16, 2023; provided, however, that in no event shall the Rollover Amount be included for purposes of calculating the $10,000,000;

(i) by the Company if at the Extension Meeting, a number of Acquiror’s Shareholders elect to redeem their Acquiror Ordinary Shares such that the amount remaining in Acquiror’s Trust Account after processing such redemptions, when taken together with the amounts deemed included in subsections (ii), (iii), (iv) and (v) (replacing for this purpose only “Closing” with “Extension Meeting”) of the definition of Available Acquiror Cash as provided in such definition is less than $100,000,000.

(j) by the Acquiror or the Company within thirty (30) days following the date of this Agreement if a reputable financial advisory or valuation firm does not provide an Acquiror Fairness Opinion by the end of such 30 day period; provided that this termination right shall cease to apply once the Acquiror Fairness Opinion shall have been obtained (even if after the period provided herein); or

(k) by the Acquiror or the Company if the Required Transaction has not been consummated within thirty (30) days following the date of this Agreement; provided, that this termination right shall cease to apply once the Required Transaction has been consummated (even if after the period provided herein).

For the avoidance of doubt, all references to the Company in this Section 10.1 shall be deemed to refer to each of Complete Solar Holding Corporation and Solaria, individually, prior to the closing of the Required Transaction.

Section 10.2.  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, shareholders or stockholders, other than liability of the Company, Solaria, Acquiror, First Merger Sub or Second Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, Section 10.3 and Article XI shall survive any termination of this Agreement.

Section 10.3.  Termination Payments; Expenses.

(a) If:

(i) this Agreement is terminated by (1) Acquiror pursuant to Section 10.1(e)(i) (in each case, (x) without the Company Stockholder Approvals having been obtained and (y) excluding any termination solely based on a breach of the covenants, agreements or representations and warranties set forth in this Agreement (other than the covenants and agreements set forth in Section 6.3, Section 6.5, Section 6.6, Section 8.2, or Section 8.7 of this Agreement, or the representations and warranties set forth in the Company Fundamental Representations or Section 4.20(p), Section 4.24 or Section 4.25 of this Agreement)) or (2) Acquiror pursuant to Section 10.1(f); and

(ii)  prior to the termination pursuant to Section 10.1(e)(i) or 10.1(f), an Acquisition Proposal has been made and not withdrawn; and

(iii)  on or prior to the twelve (12) month anniversary of such termination of this Agreement (1) a transaction constituting an Acquisition Proposal is consummated or (2) a definitive agreement providing for an Acquisition Proposal is entered into by the Company or any of its Subsidiaries that is subsequently consummated, then, the Company shall pay to Acquiror (or its designee) by way of compensation a payment in an amount equal to $3,000,000 (the “Company Termination Payment”) no later than the consummation of such Acquisition Proposal. “Acquisition Proposal” for purposes of this Section 10.3(a) shall have the meaning assigned thereto in the definition thereof set forth in Section 1.1, except that references in the definition to “15%” shall be replaced by “50%”;

(b) If:

(i) this Agreement is terminated by (1) the Company pursuant to Section 10.1(g)(i) (in each case, (x) without the Acquiror Shareholder Approval having been obtained and (y) excluding any termination solely based on a breach of the covenants, agreements or representations and warranties set forth in this Agreement (other than the covenants and agreements set forth in Section 7.4, Section 7.7, Section 8.2 or Section 8.7 of this Agreement, or the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.8, Section 5.10(a), Section 5.12, Section 5.13 or Section 5.17 of this Agreement)) or (2) the Company pursuant to Section 10.1(c); and

(ii)  prior to the termination pursuant to Section 10.1(g)(i) or 10.1(c), an Acquisition Proposal has been made and not withdrawn; and

(iii)  on or prior to the twelve (12) month anniversary of such termination of this Agreement (1) a transaction constituting a Business Combination Proposal is consummated or (2) a definitive agreement providing for a Business Combination Proposal is entered into by Acquiror that is subsequently consummated, then,

Acquiror shall pay to the Company (or its designee) by way of compensation a payment in an amount equal to $3,000,000 (the “Acquiror Termination Payment”, and together with the Company Termination Payment, the “Termination Payments”) no later than the consummation of such Business Combination Proposal;

(iv) this Agreement is terminated by the Company pursuant to Section 10.1(d) then, Acquiror shall pay to the Company (or its designee) the Acquiror Termination Payment in cash and by way of compensation within three Business Days after the date of termination of this Agreement.

(c) If this Agreement is terminated by Acquiror pursuant to Section 10.1(e)(i) (in each case, (x) without the Company Stockholder Approvals having been obtained and (y) excluding any termination solely based on a breach of the covenants, agreements or representations and warranties set forth in this Agreement (other than the covenants and agreements set forth in Section 6.3, Section 6.5, Section 6.6, Section 8.2, or Section 8.7 of this Agreement, or the representations and warranties set forth in the Company Fundamental Representations or Section 4.20(p), Section 4.24 or Section 4.25 of this Agreement)) or Section 10.1(f), the Company shall pay to Acquiror (or its designee), in cash and by way of compensation within three Business Days after the date of termination of this Agreement, a payment in an amount equal to $1,500,000 (the “Company Expense Reimbursement”).

(d) If this Agreement is terminated by the Company pursuant to Section 10.1(g)(i) (in each case, (x) without the Acquiror Shareholder Approval having been obtained and (y) excluding any termination solely based on a breach of the covenants, agreements or representations and warranties set forth in this Agreement (other than the covenants and agreements set forth in Section 7.4, Section 7.7, Section 8.2 or Section 8.7 of this Agreement, or the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.8, Section 5.10(a), Section 5.12, Section 5.13 or Section 5.17 of this Agreement)) or Section 10.1(c), Acquiror shall pay to the Company (or its designee), in cash and by way of compensation within three Business Days after the date of termination of this Agreement, a payment in an amount equal to $1,500,000 (the “Acquiror Expense Reimbursement”, and together with the Company Expense Reimbursement, the “Expense Reimbursements”).

(e) The payment of the Termination Payments and Expense Reimbursements shall be compensation and liquidated damages for the loss suffered by the Company or Acquiror, as applicable, as a result of the failure of the Mergers to be consummated and to avoid the difficulty of determining damages under the circumstances and no party hereto shall have any other liability to the other after the payment of such Termination Payment and Expense Reimbursement, except in the case of fraud or a Willful and Material Breach. Notwithstanding anything to the contrary in this Agreement, if a Termination Payment and Expense Reimbursement shall become due and payable in accordance with Section 10.3(a), Section 10.3(b), Section 10.3(c) or Section 10.3(d), as applicable, from and after the payment of the Termination Payment and Expense Reimbursement pursuant to and in accordance with Section 10.3(a), Section 10.3(b), Section 10.3(c), or Section 10.3(d), as applicable, the paying party shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under Section 10.3(a), Section 10.3(b), Section 10.3(c) or Section 10.3(d), as applicable, except in the case of fraud or a Willful and Material Breach. Each of the parties hereto acknowledges that the Termination Payments and Expense Reimbursements are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Company or Acquiror, as the case may be, in the circumstances in which such Termination Payment and/or Expense Reimbursement is due and payable and which do not involve fraud or Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall any party hereto be entitled to more than one payment of the Termination Payment and Expense Reimbursement in connection with a termination of this Agreement pursuant to which the Termination Payment and Expense Reimbursement is payable.

(f)  The parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated hereby, that, without these agreements, the parties hereto would not enter into this Agreement and that any amounts payable pursuant to this Section 10.3 do not constitute a penalty. Accordingly, if any party hereto fails to promptly pay any Termination Payment or Expense Reimbursement due pursuant to this Section 10.3, such party shall also pay any out-of-pocket costs and expenses (including legal fees and expenses) incurred by the other parties hereto in connection with a legal action to enforce this Agreement that results in a judgment for such amount against such party. Any Termination Payment or Expense Reimbursement not paid when due pursuant to this Section 10.3 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

(g) To the extent any amounts are payable to the Company under this Section 10.3 prior to the closing of the Required Transaction, the aggregate amount of such fees and expenses payable shall be split equally between the Company and Solaria.

Article XI

MISCELLANEOUS

Section 11.1.  Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated March 1, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association (A) to modify the substance or timing of its obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of its public shares if it does not complete its initial Business Combination within 24 months from the closing of Acquiror’s initial public offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, then for the redemption of any Acquiror Ordinary Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2.  Waiver. Any party to this Agreement, including, for the avoidance of doubt, Solaria at any time prior to the closing of the Required Transaction, may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of another party hereto that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3.  Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (provided that no failure message is generated), addressed as follows:

(a) If to Acquiror, First Merger Sub or Second Merger Sub:

Freedom Acquisition I Corp.

14 Wall Street, 20th Floor

New York

New York, 10005

Attention: Adam Gishen

Email: ag@freedomac1.com

with copies to (which shall not constitute notice):

Paul Hastings LLP

1999 Avenue of the Stars, 27th Floor

Los Angeles, CA 90067

Attention:  David M. Hernand

Brandon Bortner

E-mail: davidhernand@paulhastings.com

brandonbortner@paulhastings.com

(b) If to the Company:

Complete Solar Holding Corporation

3000 Executive Parkway, Suite 504

San Ramon, CA 94583

Attention: Will Anderson

Email: will@completesolar.com

with copies to each of (which shall not constitute notice):

Cooley LLP

3175 Hanover Street
Palo Alto, CA 94304-1130

Attention: Matthew Hemington; Miguel Vega; John McKenna; Rishab Kumar

Email: hemingtonmb@cooley.com; mvega@cooley.com;

jmckenna@cooley.com; rkumar@cooley.com

(c) If to Solaria:

The Solaria Corporation

45700 Northport Loop E

Fremont, CA 94538

Attention: Anthony Alvarez

Email: aralvarez@solaria.com

with copies to each of (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Matthew Hemington; Miguel Vega; John McKenna; Rishab Kumar

Email: hemingtonmb@cooley.com; mvega@cooley.com; jmckenna@cooley.com; rkumar@cooley.com or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4.  Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such assignment without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.5.  Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.8, and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6.  Expenses. Except as otherwise set forth in this Agreement (including Section 2.4(c)), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby. If the Closing shall not occur, the Company shall be responsible for the Company Transaction Expenses, and Acquiror shall be responsible for the Acquiror Transaction Expenses. If the Closing shall occur, Acquiror shall (a) pay or cause to be paid, the Company Transaction Expenses, and (b) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (a) and (b), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the First Merger and release of proceeds from the Trust Account.

Section 11.7.  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8.  Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9.  Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10.  Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and (b) the Company Stockholder Support Agreement, the Lock-Up Agreement, the Sponsor Support Agreement and Acquiror Shareholder Non-Redemption Agreements (collectively, the “Ancillary Agreements”), constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11.  Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto, including for the avoidance of doubt, Solaria prior to the closing of the Required Transaction and which makes reference to this Agreement.

Section 11.12.  Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13.  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14.  Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, only to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding or Action brought in accordance with this Section 11.14(a).

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15.  Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16.  Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror, First Merger Sub and Second Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror, First Merger Sub or Second Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, First Merger Sub or Second Merger Sub under this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17.  Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 10.2 or (b) in the case of claims against a Person in respect of such Person’s actual fraud, all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the First Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18.  Legal Representation.

(a) Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Initial Surviving Corporation) (all such parties, the “Cooley Waiving Parties”), that Cooley LLP (“Cooley”) may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror or its Subsidiaries) (collectively, the “Cooley WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Cooley Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Cooley Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Cooley’s prior representation of the Company, its Subsidiaries or of Cooley Waiving Parties. Acquiror and the Company, for itself and the Cooley Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Cooley WP Group, on the one hand, and Cooley, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Initial Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Cooley WP Group (the “Cooley Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Cooley Privileged Communications, whether located in the records or email server of the Initial Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Cooley Privileged Communications, by virtue of the Mergers.

(b) Each of Acquiror and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Initial Surviving Corporation) (all such parties, the “Paul Hastings Waiving Parties”), that Paul Hastings LLP (“Paul Hastings”) may represent the stockholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Paul Hastings WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Paul Hastings Waiving Parties. Each of Acquiror and the Company, on behalf of itself and the Paul Hastings Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Paul Hastings’s prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Paul Hastings Waiving Parties. Each of Acquiror and the Company, for itself and the Paul Hastings Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Paul Hastings WP Group, on the one hand, and Paul Hastings, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Initial Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the Paul Hastings WP Group (the “Paul Hastings Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Paul Hastings Privileged Communications, whether located in the records or email server of Acquiror and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Paul Hastings Privileged Communications, by virtue of the Merger.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

FREEDOM ACQUISITION I CORP.

By:	/s/ Adam Gishen
Name:	Adam Gishen
Title:	Chief Executive Officer

JUPITER MERGER SUB I CORP.

By:	/s/ Adam Gishen
Name:	Adam Gishen
Title:	Chief Executive Officer

JUPITER MERGER SUB II LLC

By:	/s/ Adam Gishen
Name:	Adam Gishen
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

COMPLETE SOLAR HOLDING CORPORATION

By:	/s/ William Anderson
Name:	William Anderson
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

THE SOLARIA CORPORATION

By:	/s/ Antonio Alvarez
Name:	Antonio Alvarez
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

Acquiror Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COMPLETE SOLARIA, INC.

Complete Solaria, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, does hereby certify that:

ONE: The original name of this corporation is Freedom Acquisition I Corp. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on [    ] (the “Certificate of Incorporation”).

TWO: This Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Certificate of Incorporation.

THREE: The Certificate of Incorporation is hereby amended and restated to read as follows:

I.

The name of this corporation is Complete Solaria, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is [    ], in the City of [    ], in the County of [    ]. The name of its registered agent at that address is [    ].

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is [●] shares. [●] shares of which shall be Common Stock, having a par value per share of $0.0001. [●] shares of which shall be Preferred Stock, having a par value per share of $0.0001.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of Preferred Stock may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the Preferred Stock of any other class or series. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other classes or series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any class or series of the Preferred Stock so authorized in accordance with this Amended and Restated Certificate of Incorporation. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

Voting Rights. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

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For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

Management of Business. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

Election of Board of Directors.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Company shall be fixed from time to time by resolution of the Board.

No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Removal of Directors.

Subject to any limitation imposed by applicable law, any individual director or directors may be removed with or without cause by the affirmative vote of the holders of a majority of all the then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

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Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company or any stockholder, to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company or any stockholder, arising out of or pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company or any stockholder, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

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Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article IX, and all rights conferred upon the stockholders herein are granted subject to this reservation.

Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Company required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII and IX.

* * * *

FIVE: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

SIX: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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In Witness Whereof, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by its [ ] this [ ] day of [ ], 2022.

By:
[Name]
[Title]

6

EXHIBIT B

Acquiror Bylaws

AMENDED AND RESTATED BYLAWS

OF

COMPLETE SOLARIA, Inc.
(A DELAWARE CORPORATION)

i

(continued)

ii

BYLAWS

OF

COMPLETE SOLARIA, Inc.

(A DELAWARE CORPORATION)

ARTICLE I

Offices

Section 1. Registered Office. The registered office of Complete Solaria, Inc. (the “corporation”) shall be located in such place as may be provided from time to time in the Certificate of Incorporation.

Section 2. Other Offices. The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

Corporate Seal

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

Stockholders’ Meetings

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations) or any supplement thereto; (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with the procedures below.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a description of all Derivative Transactions (as defined below) by such nominee during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions, (6) a written statement executed by such nominee that such nominee agrees to tender an irrevocable resignation to the Secretary of the corporation, to be effective upon such person’s failure to receive the required vote for re-election in any uncontested election at which such person would face re-election and acceptance of such resignation by the Board of Directors, (7) a written statement executed by such nominee that such nominee acknowledges that as a director of the corporation, such nominee will owe a fiduciary duty under Delaware law with respect to the corporation and its stockholders, (8) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Proponent (as defined below), on the one hand, and such nominee, such nominee’s affiliates and associates and any other persons with whom such nominee (or any of such nominee’s affiliates and associates) is acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K, (9) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected), (10) such other information as the corporation may reasonably require such nominee to furnish in order for the corporation to determine the eligibility of such nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee, and (11) a written questionnaire, in the form required by the Secretary of the corporation, with respect to the background and qualifications of such nominee and the background and other relevant facts about the Proponent and each other person on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that, among other matters, such nominee: (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such potential nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed in such questionnaire; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in such questionnaire; (iii) would be in compliance, if elected or re-elected as a director, and will comply with, applicable law and all corporate governance, conflict of interest, confidentiality and other policies and guidelines of the corporation applicable to directors generally and publicly available (whether on the corporation’s website or otherwise) as of the date of such representation and agreement and (iv) intends to serve as a director for the full term for which such person is standing for election; and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. Any such update or supplement shall be delivered to the Secretary at the principal executive offices of the corporation not later than five (5) business days after the request by the corporation for subsequent information has been delivered to such stockholder.

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(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of the stockholders of the corporation; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting of the stockholders of the corporation for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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(iv)   The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) any proxy, contract, arrangement, understanding or relationship pursuant to which any Proponent or such Proponent’s nominee has a right to vote any class or series of shares of the corporation; (E) any direct or indirect interest of any Proponent or such Proponent’s nominee in any contract with the corporation, any affiliate of the corporation or any principal competitor of the corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement); (F) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (G) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (H) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; (I) any pending or threatened litigation in which any Proponent is a party; (J) if such Proponent is not a natural person, the identity of the natural person or persons associated with such Proponent responsible for the formulation of and decision to propose the business to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proponent, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the corporation and that reasonably could have influenced the decision of such Proponent to propose such business to be brought before the meeting of stockholders; (K) a certification regarding whether each Proponent has complied with all federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the corporation; (L) any other information relating to each Proponent that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for stockholder proposals pursuant to Section 14 of the 1934 Act; (M) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; (N) any significant equity interest in, or any Derivative Transaction with respect to, any principal competitor of the corporation held by any Proponent; and (O) in the case of director nominations being brought before an annual meeting, a written undertaking by such Proponent or the beneficial owner, if any, on whose behalf the nomination is made that such party will deliver, (i) at least 20 calendar days before the annual meeting, a copy of its definitive proxy statement and form of proxy or (ii) at least 40 calendar days before the annual meeting a Notice of Internet Availability of Proxy Materials that would satisfy the requirements of Rule 14a-16(d) of the Exchange Act, in each case, to holders of at least 67% of the voting power of all of the shares of capital stock of the corporation entitled to vote generally in the election of directors.

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For purposes of this Section 5, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,

(x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,

(y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or

(z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c) A stockholder providing written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

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(d) Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors of the Board of Directors of the corporation is increased and there is no public announcement of the appointment of a director, or, if no appointment was made, of the vacancy, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation. In no event shall an adjournment or a postponement of an annual meeting of the stockholders of the corporation for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(e) A person shall not be eligible for election or re-election as a director, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a). Further, no business shall be conducted at an annual meeting of the stockholders except business brought before such annual meeting in accordance with this Section 5. Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the requirements and representations in Sections 5(b)(iv)(F) and 5(b)(iv)(G), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if a Proponent intending to propose business or make nominations at an annual meeting of the stockholders (or a qualified representative of the Proponent) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been solicited or received.

(f) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii).

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(g) For purposes of this Section 5,

(i) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and

(ii) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). A special meeting may not be called by any other person or person(s).

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

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(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c).

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by their attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws or by applicable stock exchange rules, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or by applicable stock exchange rules, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

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Section 9. Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, their act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary shall prepare and make a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days ending on the day before the meeting date, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.

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Section 13. Inspector of Election. Before any meeting of stockholders, the Board of Directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one or three. Inspectors may be employees of the corporation or otherwise serve the corporation in other capacities. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy; provided further that, in any case, if no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint at least one inspector to act at the meeting.

Each inspector, before entering upon the discharge of their duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of their ability. Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

(ii) receive votes, ballots or consents;

(iii) hear and determine all challenges and questions in any way arising in connection with the right to vote;

(iv) count and tabulate all votes or consents;

(v) determine when the polls shall close;

(vi) determine the result;

(vii) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots; and

(viii) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

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Section 14. Action Without Meeting.

No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 15. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the President, or, if the President is absent, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall act as chairperson. The Secretary, or, in their absence, an Assistant Secretary or other officer or other person directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, with consultation by the Lead Independent Director (as defined below), rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

Directors

Section 16. Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. Each director shall serve until their successor is duly elected and qualified or until their earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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Section 17. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 18. Board of Directors. Notwithstanding the provisions of this section, each director shall serve until their successor is duly elected and qualified or until their earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 19. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 20. Resignation. Any director may resign at any time by delivering their notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until their successor shall have been duly elected and qualified.

Section 21. Removal. Subject to any limitation imposed by applicable law or the Certificate of Incorporation, any individual director or directors may be removed with or without cause by the affirmative vote of the holders of a majority of all the then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors .

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Section 22. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)   Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 23. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except as provided in Section 19 (Vacancies) with respect to filling vacancies on the Board of Directors or except with respect to questions related to indemnification arising under Section 45 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

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(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 24. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 25. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors and equity awards for service as Directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 26. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

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(c) Term. The Board of Directors, subject to any requirements of applicable law and stock exchange rules and any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of their death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee and subject to the requirements of applicable law and stock exchange rules, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any Director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 27. Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: serve as chairperson of Board of Directors meetings in the absence of the Chairperson of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and coordinate the activities of the other independent directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

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Section 28. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in their absence, any Assistant Secretary or other officer or director or other person directed to do so by the Chairperson of the Board, the Lead Independent Director or the President, shall act as secretary of the meeting.

ARTICLE V

Officers

Section 29. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 30. Tenure And Duties Of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders (subject to Section 15) and at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

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(c) Duties of President. The President shall preside at all meetings of the stockholders (subject to Section 15) and at all meeting of the Board of Directors, unless the Chairperson of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

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(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 31. Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent in writing or by electronic transmission of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

Execution Of Corporate Instruments And Voting Of Securities Owned By The Corporation

Section 34. Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

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Section 35. Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

Shares Of Stock

Section 36. Form And Execution Of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by them in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if they were such officer, transfer agent, or registrar at the date of issue.

Section 37. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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(c) The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 39. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)   In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

Other Securities Of The Corporation

Section 41. Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36), may be signed by the Chairperson of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature or electronic signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures or electronic signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures or electronic signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed or electronically signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile or electronic signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile or electronic signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

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ARTICLE IX

Dividends

Section 42. Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 43. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

Fiscal Year

Section 44. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

Indemnification

Section 45. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

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(b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they are or were a director or executive officer, of the corporation, or are or were serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in their capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to subsection (e), no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

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(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that their conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because they have met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

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(f)   Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h) Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as they would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

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(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner they reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE XII

Notices

Section 46. Notices.

(a) Notice To Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by US mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

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(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 47. Amendments. Subject to the limitations set forth in Section 45(h) or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

Loans To Officers

Section 48. Loans To Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

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EXHIBIT C

Amended and Restated Registration Rights Agreement

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [_], 2023, is made and entered into by and among Complete Solaria, Inc., a Delaware corporation domesticated from Freedom Acquisition I Corp., a Cayman Islands exempted company (the “Company”), Freedom Acquisition I LLC, a Cayman Islands limited liability company (“Sponsor”), and the undersigned parties listed as an Existing Holder on the signature pages hereto (each such party, together with Sponsor and any other person deemed an “Existing Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.02 hereof, an “Existing Holder” and collectively, the “Existing Holders”), and the undersigned parties listed as a New Holder on the signature pages hereto (each such party, together with any other person deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.02 hereof, a “New Holder” and collectively, the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, Sponsor and the Existing Holders entered into that certain Registration Rights Agreement, dated as of February 25, 2021 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted to the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of October 3, 2022 (as may be amended from time to time, the “Business Combination Agreement”), with Jupiter Merger Sub I Corp., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“First Merger Sub”), Jupiter Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), Complete Solar Holding Corporation, a Delaware corporation (“CS”), and The Solaria Corporation, a Delaware corporation, pursuant to which (a) First Merger Sub will merge with and into CS (the “First Merger”) with CS surviving as a wholly-owned subsidiary of the Company (CS, in its capacity as the surviving corporation of the First Merger, referred to as the “Initial Surviving Corporation”) and (b) immediately thereafter and as part of the same overall transaction as the First Merger, the Initial Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub being the surviving entity of the Second Merger;

WHEREAS, upon the closing of the transactions contemplated by the Business Combination Agreement and subject to the terms and conditions set forth therein, the Existing Holders and the New Holders will hold shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) in such amount and subject to such terms and conditions as set forth in the Business Combination Agreement;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth in the Existing Registration Rights Agreement may be amended or modified upon the written consent of the Company and the holders of a majority- in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

WHEREAS, the Sponsor and the Company are parties to (i) that certain promissory note, dated as of April 1, 2022, and (ii) that certain promissory note, dated as of June 6, 2022, (collectively the “Promissory Notes”), and desire to terminate any registration rights and notice rights in connection therewith under the Promissory Notes and grant the Sponsor certain registration rights with respect to the Common Stock of the Company issued or issuable thereunder, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Bought Deal” shall mean an Underwritten Shelf Takedown in which Underwriter(s) agree to purchase Registrable Securities at an agreed price without a prior marketing process.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holder” or “Existing Holders” shall have the meaning given in the Preamble.

“Filing Date” shall have the meaning given in Section 2.01(a).

“Form S-1 Shelf” shall mean a Registration Statement on Form S-1 allowing for the delayed or continuous offering and sale of the Registrable Securities pursuant to Rule 415.

“Form S-3 Shelf” shall mean a Registration Statement on Form S-3 allowing for the delayed or continuous offering and sale of the Registrable Securities pursuant to Rule 415.

“Holder” or “Holders” shall mean the Existing Holders and the New Holders and any person who hereafter becomes a party of this Agreement pursuant to Section 5.02.

“Maximum Number of Securities” shall have the meaning given in Section 2.01(d).

“Minimum Takedown Threshold” shall have the meaning given in Section 2.01(c).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made, in the case of the Prospectus) not misleading.

“New Holder” or “New Holders” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities prior to the expiration of any lock-up period applicable to such Registrable Securities (provided, in each case, such transfer is not prohibited by any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company), and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.02(a).

“Private Placement Warrants” shall mean the private placement warrants issued pursuant to the Private Placement Warrants Purchase Agreement, dated as of February 25, 2021, between the Company and the Sponsor, and that certain Warrant Agreement, dated February 25, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) any issued and outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security of the Company held by an Existing Holder as of the date of this Agreement, (c) (i) any warrants of the Company issued or issuable upon conversion of the Promissory Notes (including any shares of Common Stock issued or issuable upon the exercise of any warrants of the Company issued or issuable upon conversion of the Promissory Notes) and (ii) any shares of Common Stock issued or issuable upon conversion of the Promissory Notes, (d) any issued and outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any such other equity security) of the Company held by a New Holder (including shares transferred to a Permitted Transferee) (i) as of the date of this Agreement or (ii) that are otherwise issued in connection with the transactions contemplated by the Business Combination Agreement, and (d) any other equity security of the Company issued or issuable with respect to any such share of Common Stock described in the foregoing clauses (a) through (d) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, exchange, reorganization or other similar event; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book-entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company; (C) such securities shall have ceased to be outstanding; or (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

fees and expenses of compliance with securities or blue sky laws (including reasonable and customary fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

printing, messenger, telephone and delivery expenses;

reasonable fees and disbursements of counsel for the Company;

reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (as defined below) in an Underwritten Offering not to exceed $50,000 without the prior written consent of the Company.

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“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.01(d).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.01(b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.01(c).

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ARTICLE II
REGISTRATIONS

Shelf Registration.

Filing. The Company shall use its commercially reasonable efforts to file with the Commission, no later than fifteen (15) business days following the closing of the transactions contemplated by the Business Combination Agreement and the availability to the Company of the financial statements and Form 10-K Part III information required for inclusion in such Registration Statement (the “Filing Date”), the Form S-1 Shelf covering the resale of all the Registrable Securities (determined as of two (2) business days prior to the initial filing of the Form S-1 Shelf) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Form S-1 Shelf declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the ninetieth (90th) calendar day following the Filing Date if the Commission notifies the Company that it will “review” the Form S-1 Shelf and (y) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Form S-1 Shelf will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until the second anniversary of the consummation of the transactions contemplated by the Business Combination Agreement.

Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.04, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until the second anniversary of the consummation of the transactions contemplated by the Business Combination Agreement. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

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Requests for Underwritten Shelf Takedowns. Subject to Section 3.04, at any time and from time to time when an effective Shelf is on file with the Commission, Sponsor, any other Existing Holder and any New Holder (any such Holder being in such case a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $20 million (the “Minimum Takedown Threshold”). Notwithstanding any other provision of this Article II, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in a Bought Deal (i) with a total offering price reasonably expected to satisfy the Minimum Takedown Threshold or (ii) that would constitute a sale of all remaining Registrable Securities held by such Demanding Holder, provided that such Registrable Securities cannot be sold in a single transaction under the volume limitations of Rule 144, then such Demanding Holder need only make a demand of the Company for such Bought Deal at least ten (10) business days (or twenty (20) business days if such Bought Deal is the first Underwritten Shelf Takedown to occur after the date of this Agreement) prior to the day such offering is to commence and the Company shall as expeditiously as possible use commercially reasonable efforts to facilitate such Bought Deal; provided that the Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters, auditors, legal counsel and other advisors prior to making such request in order to facilitate preparation of the registration statement, prospectus, prospectus supplement and other offering documentation related to the Bought Deal. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Sponsor, any other Existing Holder and any New Holder may each demand not more than one (1) Underwritten Shelf Takedown pursuant to this Section 2.01(c) in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise the Company, the Demanding Holders and the Holders requesting piggyback rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Shelf Takedown), and (ii) second, the Registrable Securities of the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

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Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that Sponsor or any other Demanding Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by Sponsor or such other Demanding Holder, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.01(c), unless either (a) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (b) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if Sponsor or any New Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by Sponsor or any New Holder, as applicable, for purposes of Section 2.01(c). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.01(e), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.01(e).

Piggyback Registration.

Piggyback Rights. If, at any time on or after the closing of the transactions contemplated by the Business Combination Agreement, the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.01 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.02(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.02(a) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.02 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.02(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

If the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.02(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and

If the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.01(c) hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.01(d).

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Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.01(e)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.01(f)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.02(c).

Unlimited Piggyback Registration Rights. For purposes of clarity, any Piggyback Registration effected pursuant to Section 2.02 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.01(e) hereof.

Market Stand-off. In connection with any Underwritten Offering of Common Stock of the Company, if requested by the Underwriters managing the offering, each Holder that (i) is an executive officer or director of the Company, (ii) is a beneficial owner of more than one percent (1%) of the outstanding shares of Common Stock of the Company, or (iii) requests to sell Registrable Securities in such Underwritten Offering, agrees to execute a customary lock-up agreement (in each case on substantially the same terms and conditions as all such Holders, including customary waiver “MFN” provisions) in favor of the managing Underwriters to not, sell or dispose of any shares of Common Stock of the Company (other than those included in such Underwritten Offering pursuant to this Agreement), without the prior written consent of the managing Underwriters, during the period beginning on the date of execution of such lock-up agreement and ending on the 90th day following the date of the final Prospectus related to such Underwritten Offering (or such shorter time agreed to by the managing Underwriters with respect to the officers and directors of the Company and except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent) (the “Lock-Up Period”). If a Holder fails to execute such lock-up agreement, then such Holder agrees not to not, sell or dispose of any shares of Common Stock of the Company during the Lock-Up Period, provided that the commencement of the Lock-Up Period shall be the date that the Holder is notified by the Company of such Underwritten Offering. Each Holder agrees that any notification of an Underwritten Offering by the Company pursuant to this Agreement shall constitute “material non-public information” and the Company shall be permitted to issue “stop transfer” instructions with its transfer agent with respect to any purported transfer of any Registrable Securities following such notification and the conclusion of the Lock-Up Period.

ARTICLE III
COMPANY PROCEDURES

General Procedures. In connection with any Shelf and/or Shelf Takedown, subject to applicable law and any regulations promulgated by any securities exchange on which the Registrable Securities are then listed, each as interpreted by the Company with the advice of its counsel, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, or file a Subsequent Shelf Registration until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;

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prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by a majority-in interest of the Holders of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriter(s) and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

at least two (2) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference thereto);

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notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.04 hereof;

permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; provided further, that notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter if such Underwriter has not then been named with respect to the applicable Underwritten Offering;

obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders or Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter of such offering or sale;

cooperate with each Holder covered by the Registration Statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission); provided that such obligation may be satisfied by the Company’s timely filings on the Commission’s EDGAR system;

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with respect to an Underwritten Offering pursuant to Section 2.01(c), use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering;

otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders in connection with such Registration and comply with all applicable rules and regulations of the Securities and Exchange Commission;

upon the sale on a Registration Statement of the Common Stock constituting Registrable Securities by a Holder, the Company shall (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Common Stock restricting further transfer (or any similar restriction in book entry positions of such Holder) (ii) request the Company’s transfer agent to issue in lieu thereof shares of Common Stock without such restrictions to the Holder upon, as applicable, surrender of any stock certificates evidencing such shares of Common Stock, or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use reasonable best efforts to cooperate with such Holder to have such Holder’s shares of Common Stock transferred into a book-entry position at The Depository Trust Company, in each case, subject to delivery of customary documentation, including any documentation required by such restrictive legend or book-entry notation.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter if such Underwriter has not then been named with respect to the applicable Underwritten Offering.

Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that each Holder shall bear, with respect to such Holder’s Registrable Securities being sold, all Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable and documented fees and expenses of any legal counsel representing such Holders.

Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide to the Company in writing information and affidavits as the Company reasonably requests for use in connection with any Registration Statement or Prospectus, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.03 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. Other than the requirement for the availability to the Company of the financial statements and Form 10-K Part III information required for inclusion in a Registration Statement pursuant to Section 2.01(a), if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements or Form 10-K Part III information that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event (i) on more than three (3) occasions, for more than sixty (60) consecutive calendar days, or (ii) more than ninety (90) days in any twelve (12) month period, in each case as determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.04.

Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Indemnification.

The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable and documented attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. For the avoidance of doubt, the obligation to indemnify under this Section 4.01(b) shall be several, not joint and several, among the Holders of Registrable Securities, and the total indemnification liability of a Holder under this Section 4.01(b) shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

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Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

If the indemnification provided under Section 4.01 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by the such indemnifying party or indemnified party; provided, however, that the liability of any Holder under this Section 4.01(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.01(a), 4.01(b) and 4.01(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.01(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.01(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.01(e) from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V
MISCELLANEOUS

Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (except in the case of electronic mail, with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed if to the Company, to: Complete Solaria, Inc., 3000 Executive Parkway, Suite 504, San Ramon, CA 94583, Attention: Will Anderson, email: will@completesolar.com, with a copy to Cooley LLP , 3175 Hanover Street, Palo Alto, CA 94304-1130, Attention: Matthew Hemington; Miguel Vega; John McKenna; Rishab Kumar, email: hemingtonmb@cooley.com; mvega@cooley.com; jmckenna@cooley.com; rkumar@cooley.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.01.

Assignment; No Third Party Beneficiaries.

Subject to Section 5.02(b) and Section 5.02(c), this Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part.

Prior to the expiration of the applicable lock-up period, no Holder subject to any such lock-up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable lock-up period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include (i) Permitted Transferees and (ii) any transferee of all of the Registrable Securities of a Holder.

This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.02 hereof.

No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.01 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement in the form set forth in Exhibit A hereto). Any transfer or assignment made other than as provided in this Section 5.02 shall be null and void.

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Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Each party agrees that an electronic copy of this Agreement shall be considered and treated like an original, and that an electronic or digital signature shall be as valid as a handwritten signature (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g.,www.docusign.com)).

Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected, (b) any amendment hereto or waiver hereof that adversely affects the rights of any Existing Holder in a manner that is materially different from the other Existing Holders shall require the consent of such affected Existing Holder, and (c) any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, as the case may be, in a manner that is materially adversely different from the other Holders shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or a majority-in-interest of the Registrable Securities held by such New Holders, as applicable, at the time in question so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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Other Registration Rights. Other than as provided in the Warrant Agreement, dated as of February 25, 2021, by and between the Company and Continental Stock Transfer & Trust Company the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Term. This Agreement shall terminate upon the earlier of (a) the fifth anniversary of the date of this Agreement, (b) the date as of which all of the Registrable Securities have been sold or disposed of and (c) with respect to any particular Holder, the date as of which (i) all of the Registrable Securities held by such Holder have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) (ii) such Holder is permitted to sell the Registrable Securities held by him, her, or it under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale or another exemption from registration under the Securities Act, or (iii) such Holder requests and the Company authorizes the Company’s transfer agent to remove any legend on share certificates of such Holder’s Registrable Securities restricting further transfer (or any similar restriction in book entry positions of such Holder). The provisions of Section 3.05 and Article IV shall survive any termination.

Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the consummation of the transactions contemplated by the Business Combination Agreement, the Existing Registration Rights Agreement and the Promissory Notes (with respect to registration rights thereunder and notice rights in connection therewith) shall no longer be of any force or effect.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

FREEDOM ACQUISITION I CORP., a Cayman Islands exempted company

By:
Name:	Adam Gishen
Title:	Chief Executive Officer

SPONSOR:

FREEDOM ACQUISITION I LLC, a Cayman Islands limited liability company

By:
Name:	Adam Gishen
Title:	Manager

OTHER EXISTING HOLDERS:

By:
Name:

By:
Name:

[Signature Page to Amended and Restated Registration Rights Agreement]

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Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Complete Solaria, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of

____________, 20__

[________]

By:
Name:
Its:

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EXHIBIT D

Lock-Up Agreement

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LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], by and among Complete Solaria, Inc., a Delaware corporation (the “Company”) (formerly known as Freedom Acquisition I Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), and each of:

(i)	Freedom Acquisition I LLC, a Cayman Islands limited liability company (“Sponsor”);

(ii)	the persons and entities set forth on Schedule 1 hereto (the “Sponsor Key Holders”); and

(iii)	the persons and entities set forth on Schedule 2 hereto (such stockholders, the “Company Key Holders”).

Sponsor, the Sponsor Key Holders, the Company Key Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement, dated as of October 3, 2022, by and among the Freedom Acquisition I Corp., Jupiter Merger Sub I Corp., Jupiter Merger Sub II LLC, Complete Solar Holding Corporation and The Solaria Corporation (as amended and as it may be amended or supplemented from time to time, the “Combination Agreement”).

WHEREAS, in connection with the transactions contemplated by the Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, the Company and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Securities shall become subject to limitations on Transfer as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Company hereby agrees with each of the Holders as follows:

1.	Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a) “Company Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

(b) “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the later of the earlier of (x) the twelve (12) month anniversary of the Closing Date and (y) the date on which the volume weighted average price of Acquiror Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period beginning after the date that is 180 calendar days after the Closing Date and ending 365 calendar days following the Closing Date.

(c) “Lock-Up Securities” shall mean with respect to (i) Sponsor, the Sponsor Key Holders and their respective Permitted Transferees, (A) the shares of Company Common Stock held by such Holder immediately following the Closing (other than shares of Company Common Stock acquired in the public market after the Closing), (B) the conversion warrants issued or issuable upon conversion of those certain promissory notes, dated as of April 1 and June 6, 2022, between the Company and the Sponsor (the “Conversion Warrants”), (C) the private placement warrants issued pursuant to the Private Placement Warrants Purchase Agreement, dated as of February 25, 2021, between the Company and the Sponsor, and that certain Warrant Agreement, dated February 25, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Private Placement Warrants”); and (D) the shares of Company Common Stock issued or issuable upon exercise of the Private Placement Warrants and the Conversion Warrants, and (ii) the Company Key Holders and their respective Permitted Transferees, (A) the shares of Company Common Stock held by such Holder immediately following the Closing (other than shares of Company Common Stock acquired in the public market after the Closing) and (B) shares of Company Common Stock issued to directors and officers of the Company upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of the Company outstanding immediately prior to the Closing.

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(d) “Permitted Transferee” shall mean any person or entity to whom a Holder is permitted to transfer Lock-Up Securities prior to the expiration of the Lock-Up Period pursuant to Section 2(b).

(e) “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to, any Lock-Up Securities, (ii) entry into any swap or other arrangement that transfers to another person or entity, in whole or in part, any of the economic consequences of ownership of any Lock-Up Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.	Lock-Up Provisions.

(a) Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Securities until the end of the Lock-Up Period.

(b) Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Securities during the Lock-Up Period:

(i)	in the case of an entity, to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the Holder;

(ii)	in the case of an entity, to its direct or indirect partners, members or equity holders, or any related investment fund or vehicle controlled or managed by the Holder or its affiliates, or who shares a common investment advisor with the Holder;

(iii)	by bona fide gift or gifts, including, without limitation, to a charitable organization;

(iv)	to a member of such individual’s immediate family or to a trust, the beneficiary of which is such individual or a member of such individual’s immediate family or an affiliate of such person;

(v)	in the case of a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust;

(vi)	by virtue of the laws of descent, will or intestate succession and distribution upon death of such individual;

(vii)	to a partnership, limited liability company or other entity of which the Holder and their immediate family are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(viii)	to a nominee or custodian of a person or entity to whom a Transfer would be permitted under clauses (i) though (vii);

(ix)	pursuant to a court order, such as a qualified domestic relations order, divorce settlement, divorce decree or separation agreement;

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(x)	to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of shares of common stock or other securities convertible into or exercisable or exchangeable for common stock in connection with the termination of the Holder’s service to the Company;

(xi)	to the Company pursuant to a “net” or “cashless” exercise of stock options, or other equity awards for the purpose of paying the exercise price of such stock options or other equity awards;

(xii)	to the Company to satisfy tax withholding requirements upon the vesting of equity awards;

(xiii)	in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors of the Company or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares for cash, securities or other property subsequent to the Closing Date; provided that in the event that liquidation, merger, stock exchange, reorganization, tender offer is not completed, the undersigned’s Lock-Up Securities shall remain subject to the provisions of this Agreement;

provided, however, that in the case of clauses (i) through (ix) such Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 2 (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Holder and not to the immediate family of the Permitted Transferee), agreeing to be bound by these transfer restrictions. For purposes of this section, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended

No provision in this Agreement shall be deemed to restrict or prohibit the exercise or exchange by the Holder of any equity award or warrant to acquire any shares of Company Common Stock it being understood that such shares of Company Common Stock shall be subject to the restrictions on Transfer set forth in this Agreement.

(c) In order to enforce this Section 2, the Company may impose stop-transfer instructions with respect to the Lock-Up Securities until the end of the Lock-Up Period.

(d) For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of the Company with respect to the Lock-Up Securities that constitute Company Common Stock during the Lock-Up Period, including the right to vote any Lock-Up Securities that such Holder is entitled to vote.

(e) The lock-up provisions in this Section 2 shall supersede the lock-up provisions contained in Section 9 of that certain letter agreement dated as of February 25, 2021 by and among the Company, Sponsor and certain of the Company’s current and former officers and directors, as applicable, (the “Insider Letter”) and which provisions in Section 9 of the Insider Letter shall be of no further force or effect upon the effectiveness of the lock-up provisions of this Agreement.

(f)   In addition, notwithstanding anything herein to the contrary, the undersigned may establish a trading plan that complies with Rule 10b5-1 under the Exchange Act (a “10b5-1 Trading Plan”) or amend an existing 10b5-1 Trading Plan so long as there are no Transfers or sales of Company Common Stock under such plan during the Lock-Up Period; provided that the establishment of a 10b5-1 Trading Plan or the amendment of a 10b5-1 Trading Plan, in either case, providing for Transfers or sales of Company Common Stock shall only be permitted if (i) the establishment or amendment of such plan is not required to be reported in any public report or filing with the Securities and Exchange Commission (the “SEC”), or otherwise during the Lock-Up Period, and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding the establishment or amendment of such plan during the Lock-Up Period.

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(g) In the event that the Company, in its discretion, releases or waives, in full or in part, any Holder (a “Triggering Holder”), then the same percentage of the total number of Lock-Up Securities held by the undersigned as the percentage of the total number of Lock-Up Securities held by the Triggering Holder that are the subject of such waiver shall be immediately and fully released on the same terms from the applicable prohibition(s) set forth herein. The provisions of this paragraph will not apply if (i) (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer, (ii) the aggregate number of Lock-Up Securities affected by such releases or waivers (whether in one or multiple releases or waivers) with respect to one or more Holders is less than or equal to 1% of the total number of shares of Company Common Stock outstanding as of immediately following the Closing, or (iii) the release or waiver is granted to a Holder of Company Common Stock in connection with a follow-on public offering of Company Common Stock pursuant to a registration statement filed with the SEC, whether or not such offering or sale is wholly or partially a secondary offering of the Company Common Stock, and the undersigned, only to the extent the undersigned has a contractual right to demand or require the registration of the undersigned’s Company Common Stock or “piggyback” on a registration statement filed by the Company for the offer and sale of its Company Common Stock, has been given an opportunity to participate on a basis consistent with such contractual rights in such follow-on offering.

3.	Miscellaneous.

(a) Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

(b) Consent to Jurisdiction and Service of Process. ANY PROCEEDING OR ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK (OR, ONLY TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK), AND EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING OR ACTION, (II) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, (III) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING OR ACTION SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT AND (IV) AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3(h), WITHOUT LIMITING THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MATTER PERMITTED BY APPLICABLE LAWS.

(c) Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(c).

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(d) Assignment; Third Parties. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time. Nothing contained in this Agreement shall be construed to confer upon any person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

(e) Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(f)   Amendment; Waiver. Upon the approval of a majority of the total number of directors serving on the Board of Directors of the Company compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified, so long as no Holder is impacted disproportionately than any other Holder by such waiver, amendment or modification; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Securities, shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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(h) Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours of the recipient (and otherwise as of the immediately following Business Day), addressed:

(i)	if to the Company, to:

Complete Solaria, Inc.,

3000 Executive Parkway, Suite 504

San Ramon, CA 94583,

Attn: Will Anderson

Email: will@completesolar.com

with a copy, which shall not constitute notice, to

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Matthew Hemington; Miguel Vega; John McKenna; Rishab Kumar

Email: hemingtonmb@cooley.com; mvega@cooley.com; jmckenna@cooley.com; rkumar@cooley.com

(ii)	if to any Holder, at such Holder’s address or email address as set forth in the Company’s books and records.

(i)   Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j)   Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement (other than Section 2(f)) shall limit any of the rights, remedies or obligations of the Company or any of the Holders under any other agreement between any of the Holders and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or the Company under this Agreement.

(k)  Several Liability: The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

(l)   Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

(m) Termination. This Letter Agreement shall terminate on the expiration of the Lock-up Period.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

COMPANY:

Complete Solaria, Inc.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

HOLDER:

Freedom Acquisition I LLC

By:
Name:
Title:

HOLDER:

Freedom Acquisition LLC

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

HOLDER:

Tidjane Thiam

[Signature Page to Lock-Up Agreement]

HOLDER:

Adam Gishen

[Signature Page to Lock-Up Agreement]

HOLDER:

Abhishek Bhatia

[Signature Page to Lock-Up Agreement]

HOLDER:

NextG Tech Limited

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

HOLDER:

Edward Zeng

[Signature Page to Lock-Up Agreement]

HOLDER:

Noreen Doyle

[Signature Page to Lock-Up Agreement]

HOLDER:

William Janetschek

[Signature Page to Lock-Up Agreement]

HOLDER:

Nell Cady-Kruse

[Signature Page to Lock-Up Agreement]

HOLDER:

Ecosystem Integrity Fund II LP

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

HOLDER:

CRSEF Solis Holdings, L.L.C.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

HOLDER:

William J. Anderson

[Signature Page to Lock-Up Agreement]

HOLDER:

David J. Anderson

[Signature Page to Lock-Up Agreement]

HOLDER:

Antonio Alvarez

[Signature Page to Lock-Up Agreement]

HOLDER:

Vikas Desai

[Signature Page to Lock-Up Agreement]

HOLDER:

Mark Swanson

[Signature Page to Lock-Up Agreement]

HOLDER:

T.J. Rodgers

[Signature Page to Lock-Up Agreement]

HOLDER:

Albert Luu

[Signature Page to Lock-Up Agreement]

HOLDER:

Rogers Massey Living Trust

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE 1

SPONSOR KEY HOLDERS

1.	Freedom Acquisition I LLC
2.	Freedom Acquisition LLC
3.	Tidjane Thiam
4.	Adam Gishen
5.	Abhishek Bhatia
6.	Nextg Tech Limited
7.	Edward Zeng
8.	Noreen Doyle
9.	William Janetschek
10.	Nell Cady-Kruse

SCHEDULE 2

COMPANY KEY HOLDERS

1.	Ecosystem Integrity Fund II LP
2.	CRSEF Solis Holdings, L.L.C.
3.	William J. Anderson
4.	David J. Anderson
5.	Antonio Alvarez
6.	Vikas Desai
7.	Mark Swanson
8.	T.J. Rodgers
9.	Albert Luu
10.	Rogers Massey Living Trust